Prospectus Supplement
(To Prospectus dated March 6, 2001)

$567,270,000

UACSC 2001-A Owner Trust                                            [UACSC LOGO]
Automobile Receivable Backed Notes

UAC Securitization Corporation,
     as seller

Union Acceptance Corporation,
     as servicer

     We are offering the following five classes of automobile receivable backed notes by this prospectus supplement and the accompanying prospectus:

                                                                              Price            Underwriting
Class of        Initial Aggregate      Interest          Final               to Public           Discount
  Notes         Principal Balance        Rate         Maturity Date          per Note            per Note
--------        -----------------      --------       -------------          ---------         ------------
   A-1              $99,000,000         5.07%          April 5, 2002         100.00000%            0.140%
   A-2             $141,000,000         5.03%          May 10, 2004           99.99439%            0.210%
   A-3             $142,000,000         5.29%          November 8, 2005       99.98464%            0.220%
   A-4             $150,270,000         5.61%          July 9, 2007           99.97662%            0.250%
    B               $35,000,000         8.25%          January 8, 2008       108.46130%            0.360%

     The total price to the public is $570,166,600.57. The total underwriting discount is $1,248,775.00. The total proceeds to the trust are $568,917,825.57.

     We will also issue a class of subordinated notes that is not offered by this prospectus supplement. The class of subordinate notes will be subordinate to each of the five classes of notes we are offering by this prospectus supplement.

     You should carefully consider the factors set forth under "Risk Factors" beginning on page S-10 of this prospectus supplement and on page 10 in the prospectus.

     The notes represent obligations of the UACSC 2001-A Owner Trust only and do not represent obligations of or interests in UAC Securitization Corporation, Union Acceptance Corporation, any of their affiliates or any governmental agency.
                         -------------------------------

     This prospectus supplement may be used to offer and sell the notes only if accompanied by the prospectus.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined that this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                         -------------------------------

                                  Underwriters

Banc of America Securities LLC                             Salomon Smith Barney

            The date of this prospectus supplement is March 6, 2001.

                                TABLE OF CONTENTS

SUMMARY OF TERMS........................................................     S-3
RISK FACTORS............................................................    S-10
FORMATION OF THE TRUST..................................................    S-14
THE RECEIVABLES POOL....................................................    S-15
WEIGHTED AVERAGE LIFE OF THE NOTES......................................    S-21
YIELD AND PREPAYMENT CONSIDERATIONS.....................................    S-26
THE NOTES...............................................................    S-26
THE SELLER AND UAC......................................................    S-37
THE INSURER.............................................................    S-37
REPORTS TO NOTEHOLDERS..................................................    S-39
FEDERAL INCOME TAX CONSEQUENCES.........................................    S-39
ERISA CONSIDERATIONS....................................................    S-43
UNDERWRITING............................................................    S-45
LEGAL OPINIONS..........................................................    S-46
EXPERTS.................................................................    S-46
INDEX OF PRINCIPAL TERMS................................................    S-46




                        ===============================


              IMPORTANT NOTICE ABOUT INFORMATION PRESENTED IN THIS PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS

     We tell you about the notes in the following documents:

     (1) this prospectus supplement, which describes the specific terms of your notes; and

     (2) the accompanying prospectus, which provides general information, some of which may not apply to the notes.

     If the description of the notes varies between this prospectus supplement and the prospectus, you should rely on the information in this prospectus supplement.

     We include cross-references in this prospectus supplement and in the accompanying prospectus to captions in this prospectus supplement or the accompanying prospectus where you can find further related discussions. The following table of contents and the table of contents included in the accompanying prospectus provide the pages on which these captions are located.

     In this prospectus supplement and the accompanying prospectus, "we" refers to the seller of the notes, UAC Securitization Corporation, and "you" refers to any prospective investor in the notes.

                                SUMMARY OF TERMS

o This summary highlights selected information from this prospectus supplement and does not contain all of the information that you should consider in making your investment decision. To understand all of the terms of this offering, read the entire prospectus supplement and accompanying prospectus.

o The definitions of or references to capitalized terms used in this prospectus supplement can be found on the pages indicated in the "Index of Principal Terms" on page S-46 in this prospectus supplement or on page 55 of the accompanying prospectus.

Issuer

The UACSC 2001-A Owner Trust, a Delaware business trust, will issue the notes described in this prospectus supplement.

Seller

UAC Securitization Corporation is the seller and the depositor of the trust. The seller will transfer the automobile receivables and related property to the trust. See "The Seller and UAC" in this prospectus supplement.

Servicer

Union Acceptance Corporation ("UAC") will act as the servicer of the trust. The servicer will receive and apply payments on the automobile receivables, service the collection of the receivables and direct the trustees to make the appropriate payments to the noteholders and the certificateholder. The servicer will receive a monthly servicing fee as compensation for its services. See "The Seller and UAC" in this prospectus supplement.

Indenture Trustee

BNY Midwest Trust Company, a subsidiary of The Bank of New York, will serve as the indenture trustee under the terms of an indenture between the trust and the indenture trustee.

Owner Trustee

First Union Trust Company, National Association will serve as the owner trustee under the terms of a trust and servicing agreement between the seller, the servicer and the owner trustee.

Initial Cut-Off Date

The initial cut-off date is the close of business on February 23, 2001. Receivables included in the trust will have been initially acquired by UAC on or before this date. After the initial cut-off date, subsequent receivables may be transferred to the trust during the funding period.

Closing Date

The closing date will be on or about March 12, 2001.

The Notes

On the closing date, the trust will issue the class A-1 notes, the class A-2 notes, the class A-3 notes, the class A-4 notes, the class B notes and the class C notes, as described below, under an indenture between the trust and the indenture trustee. We are offering the class A-1 notes, the class A-2 notes, the class A-3 notes, the class A-4 notes and the class B notes for sale in this prospectus supplement. The notes are non-recourse obligations of the trust and are secured by certain assets of the trust. The interest rates and initial principal balances of the class A notes and the class B notes are as follows:

                    Interest Rate   Initial Aggregate
 Class               (per annum)     Principal Balance
 -----               -----------     -----------------
  A-1                   5.07%           $99,000,000
  A-2                   5.03%          $141,000,000
  A-3                   5.29%          $142,000,000
  A-4                   5.61%          $150,270,000
   B                    8.25%           $35,000,000

The trust will also issue the class C notes. The interest rate on the class C notes is 10.00%, and the initial aggregate principal balance is $5,730,000. We are not offering the class C notes for sale by this prospectus supplement.

See "The Notes" in this prospectus supplement.

Payment Date

The trust will pay interest and principal on the notes on the eighth calendar day of each month or, if such day is not a business day, on the next business day. Additionally, if the class A-1 notes are still outstanding after the March 2002 payment date, the class A-1 notes will be payable in full on April 5, 2002. The payments will begin on April 9, 2001 and will be made to holders of record of the notes as of the record date, which will be the business day before the payment date. However, if definitive notes are issued, the record date will be the last day of the collection period related to the payment date. The collection period with respect to any payment date (other than the initial payment date) is the calendar month immediately preceding the calendar month in which such payment date occurs. The collection period with respect to the initial payment date will begin on February 23, 2001 and end on March 31, 2001. See "The Notes -- Payments on the Notes" in this prospectus supplement and "Description of the Securities -- Definitive Securities" in the accompanying prospectus.

Interest on the Notes

Interest on the class A-1 notes will be calculated on the basis of a 360-day year and the actual number of days from the previous payment date through the day before the related payment date. Interest on all other classes of notes will be calculated on the basis of a 360-day year consisting of twelve 30-day months. See "Yield and Prepayment Considerations" and "The Notes -- Payments on the Notes" in this prospectus supplement.

Class  A-1  Monthly  Interest.   Generally,   the  amount  of  monthly  interest
distributable to the class A-1 noteholders on each payment date is the product of:

     (1)  1/360th of the interest rate for the class A-1 notes;

     (2) the actual number of days from the previous payment date through the day before the related payment date; and

     (3) the aggregate outstanding principal balance of the class A-1 notes on the preceding payment date (after giving effect to all payments to noteholders on such date).

Monthly  Interest for Other  Notes.  Generally,  the amount of monthly  interest
distributable   to  each  class  of  noteholders   (other  than  the  class  A-1
noteholders) on each payment date is the product of:

     (1)  one-twelfth  of the interest  rate  applicable to such class of notes;
          and

     (2) the aggregate outstanding principal balance of such class on the preceding payment date (after giving effect to all payments to noteholders on such date).

Monthly Interest on First Payment Date. The amount of interest distributable on the first payment date of April 9, 2001 will be based upon the initial aggregate principal balance of the applicable class of notes and will accrue from the closing date through the day before the first payment date (and in the case of all of the notes other than the class A-1 notes, assuming that every month has 30 days).

Note Principal

The trust will distribute principal on each payment date to the noteholders of record as of the record date. Generally, the amount of monthly principal the trust will pay is equal to the decrease in the outstanding principal balance of the receivables pool during the preceding calendar month. See "The Notes -- Payments on the Notes" in this prospectus supplement.

Generally, principal will be distributed to the noteholders in the order of the alpha-numeric designation of each class of the notes, starting with the class A-1 notes and ending with the class C notes. For example, no principal will be distributed to the class A-2 noteholders until the outstanding principal balance of the class A-1 notes has been reduced to zero. No principal will be distributed to the class B noteholders until the principal of all of the class A notes has been paid in full. No principal will be distributed to the class C noteholders until the principal of all of the class A notes and class B notes has been paid in full. See "Risk Factors -- Some Notes Are More at Risk Than Others If There Are Losses on the Receivables" in this prospectus supplement.

The trust must pay the outstanding principal balance of each class of notes, to the extent not previously paid, by the final maturity date for such class of notes as follows:

       Class               Final Maturity Date
       -----               -------------------
        A-1                April 5, 2002
        A-2                May 10, 2004
        A-3                November 8, 2005
        A-4                July 9, 2007
         B                 January 8, 2008

Since the rate of payment of principal of each class of notes depends greatly upon the rate of payment of principal on the receivables (including voluntary prepayments and principal paid in respect of defaulted receivables and purchased receivables), the final payment in respect of each class of notes could occur significantly earlier than the respective final maturity dates. See "The Notes -- Payments on the Notes" in this prospectus supplement.

The Certificate

In addition to the notes, the trust will issue an automobile receivable backed certificate pursuant to the trust and servicing agreement. The certificate represents an undivided beneficial ownership interest in the trust and will be retained by the seller. We are not offering the certificate for sale in this offering.

The Trust Assets

The trust will pledge its assets to the indenture trustee as collateral for the repayment of the notes. The trust assets will include:

     o a pool of simple interest and precomputed interest installment sale and installment loan contracts originated in various states in the United States of America, secured by new and used vehicles, with an aggregate principal amount on February 23, 2001, of $430,003,160.49;

     o certain monies (including accrued interest) due in respect of the receivables as of and after February 23, 2001, but excluding accrued interest paid before the closing date;

     o security interests in the related vehicles financed through the receivables;

     o funds on deposit in a collection account, a spread account and a pre-funding account;

     o any proceeds from claims on certain insurance policies relating to the financed vehicles or the related obligors;

     o    any lender's single interest insurance policy;

     o an unconditional and irrevocable insurance policy issued by MBIA Insurance Corporation guaranteeing payments of principal and interest on the class A notes and the class B notes only; and

     o certain rights under the agreements by which the receivables are sold from UAC to the seller and from the seller to the trust.

The trust will acquire its assets from the seller pursuant to the trust and servicing agreement. See "Formation of the Trust" in this prospectus supplement.

Pre-Funding Feature

Approximately $143,000,000 of the proceeds of the notes will be held by the indenture trustee in a pre-funding account and will be used to purchase subsequent receivables from the seller. The trust will purchase the subsequent receivables from time to time on or before April 30, 2001, from funds on deposit in the pre-funding account.

We do not expect these subsequent receivables to be materially different from the receivables acquired by the trust on the closing date. See "The Receivables Pool -- Eligibility Criteria" in this prospectus supplement.

Spread Account; Rights of the Certificateholder

The trust will establish a spread account on the closing date for the benefit of the noteholders and the insurer. On the closing date and on each subsequent transfer date in connection with the transfer of subsequent receivables to the trust, we will deposit into the spread account the amount, if any, required by the insurer. The spread account will hold the excess, if any, of the collections on the receivables over the amounts which the trust is required to pay to the noteholders, the servicer and the insurer. The amount of funds available for payment to noteholders on any payment date will consist of funds from the following sources:

     (1) payments received from obligors in respect of the receivables (net of any amount required to be deposited to the payahead account in respect of precomputed receivables);

     (2) any net withdrawal from the payahead account in respect of precomputed receivables;

     (3) interest earned on funds on deposit in the collection account and the pre-funding account;

     (4)  liquidation proceeds received in respect of receivables;

     (5) advances received from the servicer in respect of interest on certain delinquent receivables;

     (6)  any amount remaining in the pre-funding account after April 30, 2001;

     (7)  the pre-funding reserve amount for such payment date; and

     (8) amounts received in respect of required repurchases or purchases of receivables by UAC or the servicer.

If the amount of available funds for any payment date is not sufficient to pay:

     (1) the amounts owed to the servicer (including the monthly servicing fee and reimbursement for advances made by the servicer to the trust), and

     (2) the required payments of interest and principal to the noteholders (including required payments of interest to the class B noteholders or the class C noteholders after an event of default under the indenture), the indenture trustee will withdraw funds from the spread account (up to the amount on deposit in the spread account) to make such payments. If the amount in the spread account is not sufficient to make such payments, amounts to be distributed on the class C notes with respect to principal and interest will be reduced, and, if a shortfall remains in required payments to class A or class B noteholders, the indenture trustee will draw on the policy to make payments to the class A and the class B noteholders.

If the amount on deposit in the spread account is zero and there is a default under the policy, amounts to be distributed to the class A and the class B noteholders will be reduced in the following order:

     (1)  class B monthly principal,

     (2)  class B monthly interest,

     (3)  class A monthly principal, pro rata, and

     (4)  class A monthly interest, pro rata.

Any losses on the receivables will be borne directly by the class C noteholders (up to the full class C note balance at the time the loss is incurred), then by the class B noteholders (up to the full class B note balance at the time a loss is incurred) and then by the class A noteholders pro rata (to the extent of the outstanding class or classes of class A notes at such time). See "Risk Factors -- You May Incur a Loss If There is a Default Under the Policy," "-- Some Notes are More at Risk than Others If There are Losses on the Receivables," "The Notes -- Accounts" and "--Payments on the Notes" in this prospectus supplement.

The trust will be required to maintain a specified amount on deposit in the spread account through the deposit of excess collections, if any, on the receivables. The required spread amount will be set forth in the indenture.

In no event will the amount on deposit in the spread account exceed the aggregate outstanding principal balance of the notes.

Any amount on deposit in the spread account on any payment date in excess of the required spread amount (after all other required deposits to and withdrawals from the spread account have been made) will be distributed to the certificateholder. Any such distribution to the certificateholder will no longer be an asset of the trust.

We intend for the amount on deposit in the spread account to grow over time to the required spread amount through the deposit of the excess collections, if any, on the receivables. However, we cannot assure you that the amount on deposit in the spread account will actually grow to the required spread amount.

If net losses on the receivables pool exceed the levels set forth in the insurance and reimbursement agreement among the seller, the trust, the UAC funding subsidiaries participating in the transaction (the "Funding Subsidiaries"), UAC, in its individual capacity and as servicer, and the insurer, the required spread amount will be increased to the amount set forth in the indenture (unless waived by the insurer and the class C noteholders). The required spread amount may be increased:

     (1) if the servicer defaults, fails to perform its obligations, or breaches a material representation under the trust and servicing agreement, the indenture or the insurance and reimbursement agreement; or

     (2) upon the occurrence of certain other events described in the insurance and reimbursement agreement generally involving the performance of the receivables.

See "The Notes -- Accounts" and " -- The Policy" in this prospectus supplement.

The Policy

The seller will obtain an unconditional and irrevocable insurance policy. Subject to the terms of the policy, the insurer will guarantee the payment of monthly interest and insured monthly principal on the class A notes and the class B notes only, up to the policy amount. The policy will not cover any payments to the class C noteholders.

In addition, the policy will cover any amount paid or required to be paid by the trust to the class A noteholders or the class B noteholders, which amount is guaranteed by the policy and is sought to be recovered as a voidable preference by a trustee in bankruptcy of UAC, the seller or any of the Funding Subsidiaries under the United States Bankruptcy Code in accordance with a final nonappealable order of a court having competent jurisdiction.

See "The Notes -- The Policy" in this prospectus supplement.

Policy Amount

The policy amount with respect to any payment date will be:

(a)  the sum of:

     (1) the monthly servicing fee;

     (2) class A monthly interest and class B monthly interest;

     (3) the lesser of (i) the outstanding aggregate principal balance of the class A notes and the class B notes on such payment date (after giving effect to any distributions of available funds and any funds withdrawn from the spread account to pay monthly principal on such payment date) and (ii) the initial aggregate principal balances of the class A notes and the class B notes minus all amounts withdrawn from the spread account or drawn on the policy with respect to principal;

         less:

(b) all amounts on deposit in the spread account on such payment date (after giving effect to any amounts withdrawn from the spread account on such date).

Insurer

MBIA Insurance Corporation is the insurer and, subject to the terms of the policy, will unconditionally and irrevocably guarantee the payment of monthly interest and insured monthly principal on the class A notes and the class B notes only. The insurer will not guarantee any payments to the class C noteholders. See "The Insurer" in this prospectus supplement.

Indenture Default; Control by the Insurer and Noteholders

Certain events will cause events of default under the indenture. If an indenture default occurs and the insurer is not in default under the policy and still has obligations under the policy, the insurer may declare the indenture default and control the remedy for such default. If an indenture default occurs and the insurer is in default under the policy or has no further obligations under the policy, the noteholders holding notes evidencing at least two-thirds of the outstanding principal balances of the notes may declare the indenture default and control the remedy.

The party that controls the remedy may give notice of acceleration and declare the principal of the notes to be immediately due and payable. The rights and remedies of the insurer and the noteholders upon the occurrence of an indenture default may include the right to direct the indenture trustee to liquidate the property of the trust. The rights and remedies are further described under "The Indenture -- Default under the Indenture" in the accompanying prospectus. See also "Risk Factors -- Noteholders Have a Limited Right to Declare Indenture Defaults or Remedies" in this prospectus supplement.

Legal Investment

The class A-1 notes will be eligible for purchase by money market funds under Rule 2a-7 of the Investment Company Act of 1940, as amended.

Optional Redemption

The servicer has the right to purchase all of the receivables as of the last day of any collection period on which the aggregate principal balance of all classes of the notes, including the class C notes, on the related payment date (after the payment of all amounts to be paid on such payment date) will be equal to or less than 10% of the initial aggregate principal balance of all classes of notes, including the class C notes. We will redeem the notes as a result of such a purchase of the receivables.

The purchase price for the receivables will be equal to the fair market value of the receivables; provided that such amount may not be less than the sum of:

     (1) 100% of the outstanding aggregate principal balance of all classes of notes, including the class C notes,

     (2) accrued and unpaid interest on the outstanding principal balances of all outstanding classes of notes, including the class C notes, at the weighted average interest rate of such notes, and

     (3)  any amounts due the insurer.

Mandatory Redemption

If any amounts remain in the pre-funding account on April 30, 2001, certain classes of notes will be redeemed in part on the immediately succeeding payment date. The principal amount of each class of notes to be prepaid will be an amount equal to that class's pro rata share of the amounts remaining in the pre-funding account. However, if the aggregate amount remaining in the pre-funding account is $100,000 or less, that amount will be applied exclusively to reduce the outstanding principal amount of the class of notes then entitled to receive principal distributions. See "The Notes -- Mandatory Redemption" in this prospectus supplement.

Increase of the Class A-4 Interest Rate, the Class B Interest Rate and the Class C Interest Rate

If the servicer does not exercise its rights with respect to the optional redemption on the first payment date that the optional redemption is permitted, each of the class A-4 interest rate, the class B interest rate and the class C interest rate will be increased by 0.50% after such date.

Tax Status

In the opinion of special tax counsel to the seller, for federal income tax purposes:

     o   the class A notes will be characterized as debt,

     o   the class B notes may be characterized as debt or as equity, and

     o the trust will not be treated as an association taxable as a corporation or as a "publicly traded partnership" taxable as a corporation.

The owner trustee, the indenture trustee, the noteholders and the certificateholder will agree to treat the notes as indebtedness for federal income tax purposes. Should the class B notes be characterized as equity, a non-U.S. person, a tax-exempt entity or an individual who is a class B noteholder may suffer adverse tax consequences. Accordingly, such persons may not be suitable investors for the class B notes. See "Federal Income Tax Consequences" in this prospectus supplement and in the accompanying prospectus.

Ratings

On the closing date, each class of notes offered by this prospectus supplement will be issued only if such class receives ratings from Moody's Investors Service, Inc. and Standard & Poor's Ratings Services, a division of The McGraw-Hill Companies, Inc. as follows:

                                    Rating
                                    ------
       Class              Moody's               S&P
       -----              -------               ---
        A-1                 P-1                 A-1+
        A-2                 Aaa                 AAA
        A-3                 Aaa                 AAA
        A-4                 Aaa                 AAA
         B                  Aaa                 AAA

A rating is not a recommendation to buy, sell or hold the notes and may be subject to revision or withdrawal at any time by the assigning rating agency. See "Risk Factors -- A Change in the Note Ratings May Adversely Affect the Notes" in this prospectus supplement.

ERISA Considerations

The class A notes may be eligible for purchase by employee benefit plans subject to Title I of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"). Any benefit plan fiduciary considering the purchase of notes should, among other things, consult with experienced legal counsel in determining whether all required conditions for such purchase have been satisfied. While exemptive relief may be available to permit benefit plans to purchase the class B notes, benefit plan fiduciaries should consult with their tax and legal advisors regarding the consequences of the class B notes being characterized as equity for federal income tax purposes. Specifically, benefit plan fiduciaries should be aware that such characterization would cause income on the class B notes to be considered "unrelated business taxable income" for tax-exempt investors, including benefit plans. See "Federal Income Tax Consequences" and "ERISA Considerations" in this prospectus supplement and in the accompanying prospectus.

                                  RISK FACTORS

     You should carefully consider the risk factors set forth below and in the accompanying prospectus as well as the other investment considerations described in such documents as you decide whether to purchase the notes.


If All Money on  Deposit  in the        Our   ability  to   acquire   sufficient
Pre-funding Account Is Not Used to subsequent automobile receivables for Purchase Subsequent Receivables, You further transfer to the trust may be May Be Exposed to Reinvestment Risk. affected by a variety of social and
                                        economic  factors,   including  interest
                                        rates, unemployment levels, the rate of inflation and consumer perception of economic conditions generally.

                                        If sufficient subsequent receivables are not acquired to use all money on deposit in the pre-funding account by April 30, 2001, we will be obligated to redeem a portion of all or some classes of the notes. If a mandatory redemption occurs, you will receive a principal prepayment. You will bear the risk of reinvesting any prepayment.

                                        If you are repaid principal on the notes earlier than you expect, you may not be able to reinvest the principal repaid to you at a rate of return that is at least equal to the rate of return on your notes.


You May Not Be Able to  Resell          There is currently  no secondary  market
the Notes.                              for   the   notes.    The   underwriters
                                        currently  intend  to make a  market  to
                                        enable  resale  of the  notes,  but  are
                                        under no  obligation  to do so. As such,
                                        we cannot  assure  you that a  secondary
                                        market  will  develop for your notes or,
                                        if one does  develop,  that such  market
                                        will  provide  you  with   liquidity  of
                                        investment or that it will continue for the life of your notes.

The Notes Are Obligations               The notes are  obligations  of the trust
of the Trust Only and Are  Not          only and do not represent an interest in
Guaranteed by Any Other Party.          or obligation of the seller, UAC, any of
                                        their  affiliates  or any other party or
                                        governmental   body.   Except   for  the
                                        policy,  which  pertains  to the class A
                                        notes  and the class B notes  only,  the
                                        notes   have   not   been   insured   or
                                        guaranteed by any party or  governmental
                                        body.  See "The Notes -- Payments on the
                                        Notes"  and  "--The   Policy"  and  "The
                                        Insurer" in this prospectus supplement.

The Amount in the Spread  Account       If the amount of available  funds on any
May Not Be  Sufficient to Assure        payment  date is not  sufficient  to pay
Payment of  Principal  and  Interest.   monthly  interest and monthly  principal
                                        (after payment of amounts owed to the servicer) to you, the indenture trustee will withdraw funds from the spread account, up to the full balance of the funds on deposit in such account.

                                        The  amount  on  deposit  in the  spread
                                        account  may  increase  over  time to an
                                        amount  equal  to  the  required  spread
                                        amount.  We cannot  assure you that such
                                        growth will occur or that the balance in
                                        the  spread   account   will  always  be
                                        sufficient to assure  payment in full of
                                        monthly interest and monthly  principal.
                                        If the  amount on  deposit in the spread
                                        account is reduced to zero (after giving
                                        effect to all deposits  and  withdrawals
                                        from the spread account), in the case of
                                        the class A notes and the class B notes,
                                        the indenture  trustee will then draw on
                                        the policy,  up to the policy amount, in
                                        an   amount   equal  to  any   remaining
                                        shortfall in respect of class A and class B monthly interest and insured monthly principal.

You May Incur a Loss If There           If the spread account is reduced to zero
Is a Default  Under the  Policy.        and  the  insurer   defaults  under  the
                                        policy or the policy has terminated in accordance with its terms, the trust will depend solely on payments on and proceeds from the receivables to make payments on the notes. The insurer will default under the policy if it fails to pay any required amount to the trust when due, for any reason, including the insolvency of the insurer.

                                        If the  trust  does not have  sufficient
                                        funds   to  fully   make  the   required
                                        payments to noteholders on a payment date during a default by the insurer, amounts to be distributed on the notes on such payment date will generally be reduced in the following order:

                                           1.  class C monthly principal,
                                           2.  class C monthly interest,
                                           3.  class B monthly principal,
                                           4.  class B monthly interest,
                                           5.  class  A  monthly  principal, pro
                                               rata, and
                                           6.  class  A  monthly  interest,  pro
                                               rata.

                                        See    "The    Receivables    Pool    --
                                        Delinquencies  and Net  Losses"  and "--
                                        Delinquency and Credit Loss  Experience"
                                        and  "The  Notes  --   Accounts,"  "  --
                                        Payments  on  the  Notes"  and  "--  The
                                        Policy" in this prospectus supplement.

Some  Notes  Are  More at Risk  Than    Principal  will be paid on the  notes in
Others If There Are Losses on           alpha-numeric order,  beginning with the
the Receivables.                        class  A-1  notes  and  ending  with the
                                        class C notes,  with certain  exceptions
                                        noted in this  prospectus  supplement if
                                        an  indenture  default  occurs.  Because
                                        payments  of  principal  will be applied
                                        first to the class A-1 notes,  second to
                                        the class A-2 notes,  third to the class
                                        A-3  notes,  fourth  to  the  class  A-4
                                        notes,  fifth to the class B notes,  and
                                        finally  to the  class C  notes,  in the
                                        event  the  insurer  defaults  under the
                                        policy  after the  class A-1 notes  have
                                        been  fully  or  partially   repaid  and
                                        before  the other  classes of notes have
                                        been   fully   repaid,    delinquencies,
                                        defaults and losses  experienced  on the
                                        receivables       will       have      a
                                        disproportionately greater effect on the classes of notes which pay principal to noteholders later.

Some Payments on the Notes Are          Interest  due on the  class B  notes  is
Subordinate  to Other Payments on       subordinate  in  priority  of payment to
the Notes.                              interest due on the class A notes,  and,
                                        on the final  maturity  date for a class
                                        of  class A notes  or  after an event of
                                        default  under the  indenture,  interest
                                        due on the class B notes is subordinated
                                        to principal  due on such class A notes.
                                        Principal  due on the  class B notes  is
                                        subordinated  to principal  and interest
                                        due on the class A notes.  Consequently,
                                        after an  insurer  default,  the class B
                                        noteholders   will   not   receive   any
                                        interest  on a  payment  date  until the
                                        full  amount of  interest on the class A
                                        notes due on such  payment date has been
                                        paid, and, if such payment date is on or
                                        after  the  final  maturity  date  for a
                                        class  of  class A notes  or an event of
                                        default under the indenture, the class B
                                        noteholders   will   not   receive   any
                                        interest until all principal on such class A notes has been paid in full. No principal will be paid on the class B notes until each class of class A notes has been paid in full.

                                        In  the  event  of  a  default   by  the
                                        insurer,  the class B notes will be more
                                        at risk  than the  class A notes  due to
                                        delinquencies,   defaults   and   losses
                                        experienced on the receivables. See "The
                                        Notes -- Payments on the Notes" in this prospectus supplement.

Noteholders Have a Limited Right        The  insurer  is the only party that has
to Declare  Indenture  Defaults         the  right  to  declare   an   indenture
or Remedies.                            default  and control the remedy for such
                                        default,   unless  the   insurer  is  in
                                        default  under the  policy or the policy
                                        has  terminated in  accordance  with its
                                        terms,  in which  case  the  noteholders
                                        will  have   such   right   subject   to
                                        applicable voting requirements.

                                        If  an  indenture  default  occurs,  the
                                        insurer    or,   in   certain    limited
                                        circumstances,   the  noteholders,  will
                                        have the right to accelerate the payment
                                        of principal of the notes and, possibly,
                                        to  direct  the  indenture   trustee  to
                                        liquidate the trust property.

                                        Following  an  indenture  default,   the
                                        indenture  trustee and the owner trustee
                                        will continue to submit claims under the
                                        policy  to  enable  the  trust  to  make
                                        payments  to the  class  A and  class  B
                                        noteholders    each   month.    However,
                                        following  an  indenture  default,   the
                                        insurer  may elect to prepay  all or any
                                        portion of the outstanding class A notes
                                        and   class  B   notes,   plus   accrued
                                        interest.

A Change in the Note Ratings  May       Moodys Investors  Service and Standard &
Adversely Affect the  Notes.            Poors  Ratings  Services  are the rating
                                        agencies  rating the  notes.  The rating
                                        for any class of notes will reflect only
                                        the view of the relevant  rating agency.
                                        We  cannot  assure  you  that  any  such
                                        rating will  continue  for any period of
                                        time  or that  any  rating  will  not be
                                        revised or  withdrawn  entirely  by such
                                        rating   agency  if,  in  its  judgment,
                                        circumstances so warrant. A revision or withdrawal of such rating may have an adverse effect on the liquidity and market price of your notes. A rating is not a recommendation to buy, sell or hold the notes.

The Transfer of Subsequent              Because the subsequent  receivables  are
Receivables to the Trust May Alter      not included in the initial receivables,
the Characteristics of the              the receivables  pool' s characteristics
Receivables Pool.                       after   the   transfer   of   subsequent
                                        receivables  to the pool  may vary  from
                                        the    initial     receivables    pool's
                                        characteristics.

                             FORMATION OF THE TRUST

     The trust is a business trust formed under the laws of the State of Delaware under a trust and servicing agreement between the seller, the servicer and the owner trustee. The trust was formed solely for the purpose of accomplishing the transactions described in this prospectus supplement. Upon formation, the trust will not engage in any business activity other than:

     o acquiring, managing and holding the receivables and related interests described in this prospectus supplement;

     o    issuing the notes and the certificate;

     o    making payments and  distributions  on the notes and the  certificate;
          and

     o engaging in those activities, including entering into agreements, that are necessary, suitable or convenient to accomplish the above listed activities or are incidental to those activities.

     Pursuant to an indenture between the trust and the indenture trustee, the trust will grant a security interest in the trust assets in favor of the indenture trustee on behalf of and for the benefit of the noteholders and the insurer. The seller will transfer the trust assets to the owner trustee in exchange for the certificate and the cash proceeds of the notes. The seller will retain the certificate. UAC will service the receivables pursuant to the trust and servicing agreement and will receive compensation for acting as the servicer. To facilitate servicing and to minimize administrative burden and expense, the servicer will serve as custodian of the receivables for the owner trustee. However, the servicer will not stamp the receivables to reflect the sale and assignment of the receivables to the trust or the indenture trustee or make any notation of the indenture trustee's lien on the certificates of title of the financed vehicles. In the absence of such notation on the certificates of title, the trust or the indenture trustee may not have perfected security interests in the financed vehicles securing the receivables. Under the terms of the trust and servicing agreement, UAC may delegate its duties as servicer and custodian; however, any such delegation will not relieve UAC of its liability and responsibility with respect to such duties. See "Description of the Transfer and Servicing Agreements -- Servicing Compensation and Payment of Expenses" and "Certain Legal Aspects of the Receivables" in the accompanying prospectus.

     The trust will establish a spread account for the benefit of the noteholders and the insurer and will obtain the policy for the benefit of the class A and the class B noteholders. The indenture trustee will draw on the policy, up to the policy amount, if available funds and the amount on deposit in the spread account (after paying amounts owed to the servicer) are not sufficient to fully distribute Class A Monthly Interest, Class B Monthly Interest and Insured Monthly Principal payable to the class A and the class B noteholders. If the spread account is reduced to zero and there is a default under the policy, the trust will look only to the obligors on the receivables and the proceeds from the repossession and sale of financed vehicles that secure defaulted receivables for payments of interest and principal on the notes. In such event, certain factors, such as the indenture trustee not having perfected security interests in some of the financed vehicles, may affect the trust's ability to realize on the collateral securing the receivables, and thus may reduce the proceeds to be distributed to the noteholders. See "The Notes -- Accounts," "--Payments on the Notes" and "--The Policy" in this prospectus supplement and "Certain Legal Aspects of the Receivables" in the accompanying prospectus.

                              THE RECEIVABLES POOL

Eligibility Criteria

     The receivables were or will be selected from the portfolios of the Funding Subsidiaries for purchase by the seller according to several criteria, including that each receivable:

     o has an original number of payments of not more than 84 payments and not less than twelve payments (except that approximately 0.54% of the aggregate principal balance of the receivables as of the initial cut-off date consist of receivables that have been amended or modified after origination to provide that the number of payments from the time of origination to maturity may exceed 84 payments);

     o has a remaining maturity of not more than 84 months and not less than three months;

     o provides for level monthly payments that fully amortize the amount financed over the original term; and

     o has a contract rate of interest (exclusive of prepaid finance charges) of not less than 6.25%.

     No selection procedures adverse to the noteholders were or will be utilized in selecting the receivables (including the subsequent receivables) to be conveyed to the trust.

     The Funding Subsidiaries will not transfer any subsequent receivables to the trust unless, as of each subsequent cut-off date, each subsequent receivable satisfies the receivable eligibility criteria specified in this section and the criteria listed under "The Receivables Pools - General" in the accompanying prospectus. In addition, the trust's obligation or right to purchase the subsequent receivables is subject to the condition that all of the receivables held by the trust, including the subsequent receivables to be transferred, meet the following criteria after the transfer of the subsequent receivables:

     o    not  more  than  80%  of  the  aggregate   principal  balance  of  the
          receivables will represent used vehicles;

     o the receivables' weighted average contract rate will not be less than 13.30%;

     o the receivables' weighted average remaining maturity on the related subsequent cut-off date will not be greater than 76 months;

     o    not  more  than  12%  of  the  aggregate   principal  balance  of  the
          receivables will have been originated in the State of Texas; and

     o no receivable will have a final scheduled payment date later than June 30, 2008.

     Because the subsequent receivables are not included in the initial receivables, the receivables pool's characteristics after the transfer of subsequent receivables to the pool may vary from the initial receivables pool's characteristics. However, because the subsequent receivables must satisfy the eligibility criteria, we do not expect the characteristics of the receivables pool to be materially different.

Composition

     The statistical information presented in this prospectus supplement is based on the receivables as of the initial cut-off date, which is February 23, 2001. As of the initial cut-off date, the receivables have an aggregate principal balance of $430,003,160.49. The seller will acquire subsequent receivables after the initial cut-off date.

     As of the initial cut-off date:

     o    the  weighted  average  remaining   maturity  of  the  receivables  is
          approximately 71 months;

     o approximately 99.97% of the aggregate principal balance of the receivables are simple interest contracts which provide for equal monthly payments;

     o approximately 0.03% of the aggregate principal balance of the receivables are precomputed receivables originated in the State of California, and all of such precomputed receivables are rule of 78's receivables; and

     o approximately 27.06% of the aggregate principal balance of the receivables represent financing of new vehicles, and the remainder of the receivables represent financing of used vehicles.

     Receivables representing approximately 10% of the aggregate principal balance of the receivables as of February 23, 2001, were originated in the State of Texas. The performance of the receivables in the aggregate could be adversely affected in particular by the development of adverse economic conditions in such state.


             Composition of the Receivables by Financed Vehicle Type
                            as of February 23, 2001

                                                                                                      Weighted
                                                                    Aggregate          Original        Average
                                                   Number of        Principal         Principal       Contract
                                                  Receivables        Balance           Balance          Rate
                                                  -----------        -------           -------          ----
New..............................................     5,914     $116,342,339.98    $127,537,851.62     12.76%
Used.............................................    21,862      313,660,820.51     343,983,680.60     13.74%
                                                     ------     ---------------    ---------------     ------
All Receivables..................................    27,776     $430,003,160.49    $471,521,532.22     13.47%
                                                     ======     ===============    ===============

                                    Weighted         Weighted         Percent
                                     Average          Average       of Aggregate
                                    Remaining        Original        Principal
                                     Term(1)          Term(1)        Balance(2)
                                    ----------       ----------      ----------
New  ...............................74.78 mos.       79.38 mos.         27.06%
Used ...............................70.22 mos.       73.99 mos.         72.94
                                    ----------       ----------        -------
All Receivables.....................71.45 mos.       75.45 mos.        100.00%
                                                                       =======
------------------
(1)  Based on scheduled maturity and assuming no prepayments of the receivables.
(2)  Sum may not equal 100% due to rounding.



         Distribution of the Receivables by Financed Vehicle Model Year
                             as of February 23, 2001

                                                                Percent                            Percent
                                                                of Total         Aggregate       of Aggregate
   Model                                       Number of        Number of        Principal        Principal
   Year                                       Receivables     Receivables(1)      Balance          Balance(1)
 --------                                     -----------     --------------   ---------------    ------------
1991 and earlier..........................        604             2.17%        $  2,556,355.88         0.59%
1992 .....................................        647             2.33            3,464,005.10         0.81
1993 .....................................      1,140             4.10            7,168,399.13         1.67
1994 .....................................      1,578             5.68           12,109,554.47         2.82
1995 .....................................      2,449             8.82           23,669,150.52         5.50
1996 .....................................      2,618             9.43           31,498,431.54         7.33
1997 .....................................      3,646            13.13           56,851,130.43        13.22
1998 .....................................      3,673            13.22           62,734,818.07        14.59
1999 .....................................      3,213            11.57           59,815,436.99        13.91
2000 .....................................      4,372            15.74           86,236,114.90        20.05
2001 .....................................      3,836            13.81           83,899,763.46        19.51
                                               ------           -------        ---------------       -------
Total.....................................     27,776           100.00%        $430,003,160.49       100.00%
                                               ======           =======        ===============       =======

-----------------
(1) Sum may not equal 100% due to rounding.



                Distribution of the Receivables by Contract Rate
                             as of February 23, 2001

                                                                 Percent                            Percent
                                                                of Total         Aggregate        of Aggregate
                                               Number of        Number of        Principal         Principal
Contract Rate Range                           Receivables     Receivables(1)      Balance          Balance(1)
---------------------------                   -----------     --------------   ---------------    -----------
    Less Than 7.000%....................            3              0.01%       $     30,689.43        0.01%
     7.000 to 7.999%....................           78              0.28           1,283,996.75        0.30
     8.000 to 8.999%....................          231              0.83           3,354,648.02        0.78
     9.000 to 9.999%....................          628              2.26          10,504,468.44        2.44
   10.000 to 10.999%....................        1,816              6.54          28,106,438.16        6.54
   11.000 to 11.999%....................        3,269             11.77          51,149,841.41       11.90
   12.000 to 12.999%....................        5,520             19.87          84,387,021.04       19.62
   13.000 to 13.999%....................        6,371             22.94         101,267,302.65       23.55
   14.000 to 14.999%....................        5,464             19.67          85,093,358.85       19.79
   15.000 to 15.999%....................        2,314              8.33          35,463,437.06        8.25
   16.000 to 16.999%....................        1,033              3.72          15,281,332.98        3.55
   17.000 to 17.999%....................          535              1.93           7,596,835.47        1.77
   18.000 to 18.999%....................          404              1.45           5,506,497.48        1.28
   19.000 to 19.999%....................           40              0.14             465,329.62        0.11
   20.000 to 20.999%....................           17              0.06             167,198.96        0.04
   21.000 to 21.999%....................           40              0.14             243,833.74        0.06
   22.000 to 22.999%....................            3              0.01              27,045.91        0.01
   23.000 to 23.999%....................            4              0.01              33,402.26        0.01
   24.000 to 24.999%....................            4              0.01              34,757.94        0.01
   25.000 to 25.999%....................            2              0.01               5,724.32        0.00
                                               ------            -------       ---------------      -------
      Total.............................       27,776            100.00%       $430,003,160.49      100.00%
                                               ======            =======       ===============      =======

------------------
(1) Sum may not equal 100% due to rounding.

                Distribution of the Receivables by Remaining Term
                             as of February 23, 2001

                                                          Percent                                     Percent
                                                          of Total                Aggregate        of Aggregate
      Remaining                     Number of            Number of                Principal          Principal
      Term Range                   Receivables          Receivables (1)            Balance           Balance(1)
----------------------------       -----------          ---------------       ---------------       -----------
  1 to 12 months.............          798                   2.87%            $  1,953,479.00            0.45%
13 to 24 months..............        2,220                   7.99               11,170,355.89            2.60
25 to 36 months..............          931                   3.35                7,185,292.28            1.67
37 to 48 months..............        1,077                   3.88                9,544,536.13            2.22
49 to 60 months..............        3,262                  11.74               43,694,437.00           10.16
61 to 72 months..............        7,834                  28.20              127,425,084.88           29.63
73 to 84 months..............       11,654                  41.96              229,029,975.31           53.26
                                    ------                 -------            ---------------          -------
   Total.....................       27,776                 100.00%            $430,003,160.49          100.00%
                                    ======                 =======            ===============          =======

-------------------
(1)  Sum may not equal 100% due to rounding.



                   Geographic Distribution of the Receivables
                             as of February 23, 2001

                                                            Percent                                    Percent
                                                           of Total               Aggregate         of Aggregate
                                    Number of              Number of              Principal          Principal
     State (1) (2)                 Receivables          Receivables (3)           Balance            Balance (3)
----------------------             -----------          ---------------       ---------------        -----------
Arizona......................          714                   2.57%            $  9,998,237.93            2.33%
California...................        1,987                   7.15               31,209,497.24            7.26
Colorado.....................          614                   2.21                9,190,303.48            2.14
Connecticut..................          144                   0.52                2,325,957.87            0.54
Delaware.....................          208                   0.75                3,281,038.67            0.76
Florida......................        1,658                   5.97               25,799,746.58            6.00
Georgia......................        1,145                   4.12               19,586,301.49            4.55
Idaho........................           86                   0.31                1,513,897.25            0.35
Illinois.....................        2,076                   7.47               30,504,666.12            7.09
Indiana......................        1,347                   4.85               19,845,014.84            4.62
Iowa ........................          541                   1.95                7,742,523.59            1.80
Kansas.......................          150                   0.54                2,317,291.22            0.54
Kentucky.....................          795                   2.86               12,644,272.86            2.94
Maine........................          299                   1.08                4,929,131.13            1.15
Maryland.....................          383                   1.38                6,016,771.44            1.40
Massachusetts................          540                   1.94                8,914,432.43            2.07
Michigan.....................          745                   2.68               12,780,392.88            2.97
Minnesota....................          439                   1.58                6,758,286.62            1.57
Missouri.....................          698                   2.51               11,486,083.12            2.67
Nebraska.....................          232                   0.84                3,467,087.93            0.81
Nevada.......................          272                   0.98                4,591,387.72            1.07
New Hampshire................          193                   0.69                3,092,382.72            0.72
New Jersey...................           80                   0.29                1,357,394.22            0.32
New Mexico...................          210                   0.76                3,313,208.89            0.77
New York.....................          363                   1.31                5,646,371.28            1.31
North Carolina...............        2,280                   8.21               35,205,904.38            8.19
Ohio ........................        1,351                   4.86               18,653,474.60            4.34
Oklahoma.....................        1,072                   3.86               15,302,763.48            3.56
Oregon.......................          225                   0.81                3,404,397.32            0.79
Pennsylvania.................          450                   1.62                7,186,419.81            1.67
Rhode Island.................           12                   0.04                  222,024.89            0.05
South Carolina...............          734                   2.64               11,816,522.35            2.75
South Dakota.................           27                   0.10                  500,823.39            0.12
Tennessee....................        1,039                   3.74               17,381,593.53            4.04
Texas........................        2,648                   9.53               42,853,750.66            9.97
Utah ........................          222                   0.80                3,920,765.61            0.91
Vermont......................           81                   0.29                1,334,922.31            0.31
Virginia.....................        1,016                   3.66               12,887,654.06            3.00
Washington...................          331                   1.19                6,160,447.61            1.43
Wisconsin....................          369                   1.33                4,860,016.97            1.13
                                    ------                 -------            ---------------          -------
   Total.....................       27,776                 100.00%            $430,003,160.49          100.00%
                                    ======                 =======            ===============          =======

----------------------
(1)  Based on address of the dealer selling the related financed vehicle.
(2) Receivables originated in Ohio were solicited by dealers for direct financing by UAC or its predecessor. All other receivables were originated by dealers and purchased from such dealers by UAC or its predecessor.
(3)  Sum may not equal 100% due to rounding.

Delinquencies and Net Losses

     We have set forth below certain information about the experience of UAC relating to delinquencies and net losses on the prime fixed rate retail vehicle receivables serviced by UAC. We cannot assure you that the delinquency and net loss experience of the receivables will be comparable to that set forth in the following tables.

                           Delinquency Experience (1)

                                                           At June 30,
                           ---------------------------------------------------------------------------
                                    1998                      1999                      2000
                           ----------------------    ----------------------    -----------------------
                                                     (Dollars in thousands)
                            Number of                 Number of                 Number of
                           Receivables  Amount       Receivables   Amount      Receivables    Amount
                           -----------  ------       -----------   ------      -----------    ------
Servicing portfolio........  184,003   $1,978,920      213,746   $2,464,371      235,732   $2,848,150
Delinquencies
   30-59 days..............    3,179   $   32,967        3,962   $   41,475        4,204   $   45,442
   60-89 days..............    1,907       20,819        1,614       16,654        2,176       25,250
   90 days or more.........      657        6,993          670        6,754          886        9,710
                             -------   ----------      -------   ----------      -------   ----------
Total delinquencies........    5,743   $   60,779        6,246   $   64,883        7,266   $   80,402
                             =======   ==========      =======   ==========      =======   ==========
Total delinquencies as a
   percent of servicing
   portfolio...............     3.12%        3.07%        2.92%        2.63%        3.08%        2.82%



                                At December 31,           At December 31,
                                    1999                      2000
                            ---------------------     ---------------------
                                         (Dollars in thousands)
                             Number of                 Number of
                            Receivables  Amount       Receivables   Amount
                            -----------  ------       -----------   ------
Servicing portfolio........  217,904   $2,540,391      263,984   $3,324,102
Delinquencies
   30-59 days..............    4,636   $   49,988        5,792   $   64,651
   60-89 days..............    2,202       24,505        2,924       35,130
   90 days or more.........      944       10,151        1,444       16,462
                             -------   ----------      -------   ----------
Total delinquencies........    7,782   $   84,644       10,160   $  116,244
                             =======   ==========      =======   ==========
Total delinquencies as a
   percent of servicing
   portfolio...............     3.57%        3.33%        3.85%        3.50%




                           Credit Loss Experience (1)

                                                       Year Ended June 30,
                            -------------------------------------------------------------------------
                                    1998                     1999                      2000
                            ---------------------      --------------------      --------------------
                                                      (Dollars in thousands)
                           Number of                 Number of                 Number of
                           Receivables    Amount     Receivables    Amount    Receivables    Amount
                           -----------    ------     -----------    ------    -----------    ------
Avg. servicing portfolio(2)  179,822   $1,922,977      202,187   $2,269,177      221,948   $2,610,803
                             -------   ----------      -------   ----------      -------   ----------
Gross charge-offs..........    7,909   $   87,325        7,752   $   82,437        8,548   $   95,815
Recoveries (3).............                33,546                    32,526                    38,863
                                       ----------                ----------                ----------
Net losses.................            $   53,779                $   49,911                $   56,952
                                       ==========                ==========                ==========
Gross charge-offs as a % of
   average servicing
   portfolio(4)............     4.40%        4.54%        3.83%        3.63%        3.85%        3.67%
Recoveries as a % of gross
   charge-offs.............                 38.41%                    39.45%                    40.56%
Net losses as a % of average
   servicing portfolio(4)..                  2.80%                     2.20%                     2.18%



                               Six Months Ended          Six Months Ended
                             December 31, 1999 (5)     December 31, 2000 (5)
                           -----------------------   -----------------------
                                        (Dollars in thousands)
                           Number of                 Number of
                           Receivables   Amount      Receivables   Amount
                           -----------   ------      -----------   ------
Avg. servicing portfolio(2)..217,102   $2,526,278      253,643   $3,153,060
                             -------   ----------      -------   ----------
Gross charge-offs..........    4,235   $   46,037        4,944   $   58,742
Recoveries (3).............                18,370                    23,485
                                       ----------                ----------
Net losses.................            $   27,667                $   35,257
                                       ==========                ==========
Gross charge-offs as a % of
   average servicing
   portfolio(4)............     3.90%        3.64%        3.90%        3.73%
Recoveries as a % of gross
   charge-offs............                  39.90%                    39.98%
Net losses as a % of average
   servicing portfolio(4)..                  2.19%                     2.24%


--------------------------
(1) There is generally no recourse to dealers under any of the receivables in the portfolio serviced by UAC, except to the extent of representations and warranties made by dealers in connection with such receivables.
(2) Equals the monthly arithmetic average, and includes receivables sold in prior securitization transactions.
(3) Recoveries include recoveries on receivables previously charged off, cash recoveries and unsold repossessed assets carried at fair market value.
(4) Variation in the size of the portfolio serviced by UAC will affect the percentages in "Gross charge-offs as a percentage of average servicing portfolio" and "Net losses as a percentage of average servicing portfolio."
(5) Percentages are annualized in "Gross charge-offs as a percentage of average servicing portfolio" and "Net losses as a percentage of average servicing portfolio" for partial years.

Delinquency and Credit Loss Experience

     As indicated in the foregoing delinquency experience table, the delinquency percentage for UAC's prime automobile portfolio based upon outstanding balances of receivables 30 days past due and over was 3.50% at December 31, 2000, compared to 3.33% at December 31, 1999, and 2.82% at June 30, 2000.

     As indicated in the foregoing credit loss experience table, net credit losses on UAC's prime automobile portfolio totaled approximately $35.3 million for the six months ended December 31, 2000, or 2.24% (annualized) of the average servicing portfolio, compared to $27.7 million, or 2.19% (annualized) for the six months ended December 31, 1999. For the year ended June 30, 2000, net credit losses on UAC's prime automobile portfolio totaled approximately $57.0 million, or 2.18% of the average servicing portfolio.

     Notwithstanding modest increases during the six months ended December 31, 2000, delinquency and credit loss percentages are within management's expectations and continue to exhibit relative stability. UAC attributes the overall strength of the portfolio to strong underwriting guidelines, based on improved risk-based portfolio analysis and focused collection efforts.

     Recoveries as a percentage of gross charge-offs on UAC's prime automobile portfolio were 39.98% for the six months ended December 31, 2000, compared to 40.56% and 39.90% for the year ended June 30, 2000 and the six months ended December 31, 1999, respectively. Overall recovery percentages have been relatively stable over the past year, bolstered in part by the significantly higher recovery rates UAC is able to realize by disposing of repossessed vehicles throughout its retail operation rather than at auction. Less than 15% of repossessed automobiles were sold at UAC's retail operation during the six months ended December 31, 2000.

     UAC's expectations with respect to delinquency and credit loss trends constitute forward-looking statements and are subject to important factors that could cause actual results to differ materially from those projected by UAC. Such factors include, but are not limited to, general economic factors affecting obligors' abilities to make timely payments on their indebtedness such as employment status, rates of consumer bankruptcy, consumer debt levels generally and the interest rates applicable thereto. In addition, credit losses are affected by UAC's ability to realize on recoveries of repossessed vehicles, including, but not limited to, the market for used cars at any given time.

                       WEIGHTED AVERAGE LIFE OF THE NOTES

     Information regarding certain maturity and prepayment considerations about the notes is described under "Weighted Average Life of the Securities" in the accompanying prospectus. Because the rate of payment on principal of the notes depends primarily on the rate of payment of the receivables (including voluntary prepayments, principal in respect of receivables as to which there has been a default and principal in respect of required repurchases or purchases of receivables by UAC or the servicer), final payment on each class of notes could occur much earlier than the applicable final maturity date. You will bear the risk of being able to reinvest early principal payments on the notes at yields at least equal to the yield on your notes.

      Prepayments on retail installment sale contracts, such as the receivables, can be measured relative to a prepayment standard or model. The model used in this prospectus supplement is the Absolute Prepayment Model ("ABS"). The ABS model represents an assumed rate of prepayment each month relative to the original number of receivables in a pool. The ABS model further assumes that all of the receivables are the same size, amortize at the same rate and that each receivable will be paid as scheduled or will be prepaid in full. For example, in a pool of receivables originally containing 100 receivables, a 1% ABS rate means that one receivable prepays in full each month. The ABS model, like any prepayment model, does not claim to be either an historical description of prepayment experience or a prediction of the anticipated rate of prepayment.

     The tables on pages S-23 to S-25 have been prepared on the basis of certain assumptions, including that:

     o all payments on the receivables are made on the last day of each month and include 30 days of interest beginning (in the case of receivables acquired by the trust as of the closing date) in March 2001;

     o payments on the class A-1 notes are paid in cash on each payment date commencing April 9, 2001 and on the eighth calendar day of each subsequent month or, if such day is not a business day, on the next business day, in accordance with the description set forth under "The Notes -- Payments on the Notes";

     o payments on the notes other than the class A-1 notes are paid in cash on the eighth calendar day of each month in accordance with the description set forth under "The Notes -- Payments on the Notes";

     o    the closing date will be March 12, 2001;

     o no defaults or delinquencies in the payment of any of the receivables occur;

     o all of the money in the pre-funding account is used to purchase subsequent receivables on April 1, 2001;

     o no receivables are repurchased due to a breach of any representation or warranty or for any other reason; and

     o the servicer exercises its rights with respect to the optional purchase of the receivables on the first payment date that it is entitled to exercise such rights.

The tables indicate the projected weighted average life of each of the class A notes and class B notes and set forth the percentage of the initial aggregate principal balance of each such class of notes that is projected to be outstanding after each of the payment dates shown at specified ABS percentages. The tables also assume that the receivables have been aggregated into nine hypothetical pools with all of the receivables within each such pool having the characteristics described below:

                                                     Weighted Average        Weighted Average
           Cutoff Date       Weighted Average        Original Term to        Remaining Term to
 Pool   Principal Balance     Contract Rate        Maturity (in Months)    Maturity (in Months)      Cutoff Date
 ----   -----------------     -------------        --------------------    --------------------      -----------
   1      $17,104,744.92          13.047%                  80                      21               March 1, 2001
   2       11,681,504.02          13.720%                  42                      41               March 1, 2001
   3       37,099,366.28          13.277%                  59                      58               March 1, 2001
   4      115,571,001.89          13.398%                  70                      68               March 1, 2001
   5      248,546,543.38          13.554%                  82                      80               March 1, 2001
   6        4,045,591.10          13.720%                  42                      42               April 1, 2001
   7       12,848,419.67          13.277%                  59                      59               April 1, 2001
   8       40,025,070.06          13.398%                  70                      70               April 1, 2001
   9       86,077,758.68          13.554%                  82                      82               April 1, 2001
         ---------------
 Total   $573,000,000.00
         ===============


     The information included in the following tables consists of forward-looking statements and involves risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. The actual characteristics and performance of the receivables will differ from the assumptions used in constructing the tables on pages S-23 to S-25. We have provided these hypothetical illustrations using the assumptions listed above to give you a general illustration of how the aggregate principal balance of the notes may decline. However, it is highly unlikely that the receivables will prepay at a constant ABS until maturity or that all of the receivables will prepay at the same ABS. In addition, the diverse terms of receivables within each of the nine hypothetical pools could produce slower or faster rates of principal payments than indicated in the table at the various specified ABS rates. Any difference between such hypothetical assumptions and the actual characteristics, performance and prepayment experience of the receivables will cause the actual percentages of the initial principal balances of the notes outstanding over time and the weighted average lives of the notes to vary from what is illustrated in the tables below.

================================================================================

             Important notice regarding calculation of the weighted
            average life and the assumptions upon which the tables on
                          pages S-23 to S-25 are based

              The weighted average life of a note is determined by: (a) multiplying the amount of each principal payment on the applicable note by the number of years from the assumed closing date to the related payment date, (b) adding the results, and (c) dividing the sum by the related initial principal amount of such note.

              The tables on pages S-23 to S-25 have been prepared based on (and should be read in conjunction with) the assumptions described on pages S-21 and S-22 (including the assumptions regarding the characteristics and performance of the receivables, which will differ from the actual characteristics and performance of the receivables).
================================================================================

                                    Percent of Initial Note Balance at Various ABS Percentages (1)

                                       Class A-1 Notes                                Class A-2 Notes
Payment Date               1.0%     1.4%     1.6%    1.8%     2.5%       1.0%     1.4%     1.6%    1.8%     2.5%
------------              ------   ------   ------  ------   ------     ------   ------   ------  ------   ------
Closing Date..............100.0%   100.0%   100.0%  100.0%   100.0%     100.0%   100.0%   100.0%  100.0%   100.0%
  1  April, 2001.......... 90.9%    88.2%    83.9%   71.2%    68.1%     100.0%   100.0%   100.0%  100.0%   100.0%
  2  May, 2001............ 79.1%    73.3%    64.8%   56.0%    48.8%     100.0%   100.0%   100.0%  100.0%   100.0%
  3  June, 2001........... 67.4%    58.6%    46.2%   40.9%    29.6%     100.0%   100.0%   100.0%  100.0%   100.0%
  4  July, 2001........... 55.7%    44.1%    30.2%   25.9%    10.7%     100.0%   100.0%   100.0%  100.0%   100.0%
  5  August, 2001......... 44.2%    29.8%    16.4%   11.1%     0.0%     100.0%   100.0%   100.0%  100.0%    94.4%
  6  September, 2001...... 32.7%    15.8%     2.8%    0.0%     0.0%     100.0%   100.0%   100.0%   97.5%    81.5%
  7  October, 2001........ 21.3%     2.0%     0.0%    0.0%     0.0%     100.0%   100.0%    92.5%   87.3%    68.7%
  8  November, 2001....... 10.0%     0.0%     0.0%    0.0%     0.0%     100.0%    91.8%    83.1%   77.2%    56.0%
  9  December, 2001.......  0.0%     0.0%     0.0%    0.0%     0.0%      99.2%    82.4%    73.8%   67.2%    43.6%
 10  January, 2002........  0.0%     0.0%     0.0%    0.0%     0.0%      91.4%    73.2%    64.6%   57.3%    31.3%
 11  February, 2002.......  0.0%     0.0%     0.0%    0.0%     0.0%      83.6%    64.1%    55.5%   47.5%    19.1%
 12  March, 2002..........  0.0%     0.0%     0.0%    0.0%     0.0%      75.9%    55.2%    46.4%   37.8%     7.2%
 13  April, 2002..........  0.0%     0.0%     0.0%    0.0%     0.0%      68.3%    46.7%    37.5%   28.2%     0.0%
 14  May, 2002............  0.0%     0.0%     0.0%    0.0%     0.0%      60.8%    38.5%    28.7%   18.8%     0.0%
 15  June, 2002...........  0.0%     0.0%     0.0%    0.0%     0.0%      53.3%    30.3%    19.9%    9.5%     0.0%
 16  July, 2002...........  0.0%     0.0%     0.0%    0.0%     0.0%      45.9%    22.2%    11.3%    0.3%     0.0%
 17  August, 2002.........  0.0%     0.0%     0.0%    0.0%     0.0%      38.6%    14.3%     2.8%    0.0%     0.0%
 18  September, 2002......  0.0%     0.0%     0.0%    0.0%     0.0%      31.3%     6.4%     0.0%    0.0%     0.0%
 19  October, 2002........  0.0%     0.0%     0.0%    0.0%     0.0%      24.1%     0.0%     0.0%    0.0%     0.0%
 20  November, 2002.......  0.0%     0.0%     0.0%    0.0%     0.0%      17.0%     0.0%     0.0%    0.0%     0.0%
 21  December, 2002.......  0.0%     0.0%     0.0%    0.0%     0.0%      10.0%     0.0%     0.0%    0.0%     0.0%
 22  January, 2003........  0.0%     0.0%     0.0%    0.0%     0.0%       3.3%     0.0%     0.0%    0.0%     0.0%
 23  February, 2003.......  0.0%     0.0%     0.0%    0.0%     0.0%       0.0%     0.0%     0.0%    0.0%     0.0%
 24  March, 2003..........  0.0%     0.0%     0.0%    0.0%     0.0%       0.0%     0.0%     0.0%    0.0%     0.0%
 25  April, 2003..........  0.0%     0.0%     0.0%    0.0%     0.0%       0.0%     0.0%     0.0%    0.0%     0.0%
 26  May, 2003............  0.0%     0.0%     0.0%    0.0%     0.0%       0.0%     0.0%     0.0%    0.0%     0.0%
 27  June, 2003...........  0.0%     0.0%     0.0%    0.0%     0.0%       0.0%     0.0%     0.0%    0.0%     0.0%
 28  July, 2003...........  0.0%     0.0%     0.0%    0.0%     0.0%       0.0%     0.0%     0.0%    0.0%     0.0%
 29  August, 2003.........  0.0%     0.0%     0.0%    0.0%     0.0%       0.0%     0.0%     0.0%    0.0%     0.0%
 30  September, 2003......  0.0%     0.0%     0.0%    0.0%     0.0%       0.0%     0.0%     0.0%    0.0%     0.0%
 31  October, 2003........  0.0%     0.0%     0.0%    0.0%     0.0%       0.0%     0.0%     0.0%    0.0%     0.0%
 32  November, 2003.......  0.0%     0.0%     0.0%    0.0%     0.0%       0.0%     0.0%     0.0%    0.0%     0.0%
 33  December, 2003.......  0.0%     0.0%     0.0%    0.0%     0.0%       0.0%     0.0%     0.0%    0.0%     0.0%
 34  January, 2004........  0.0%     0.0%     0.0%    0.0%     0.0%       0.0%     0.0%     0.0%    0.0%     0.0%
 35  February, 2004.......  0.0%     0.0%     0.0%    0.0%     0.0%       0.0%     0.0%     0.0%    0.0%     0.0%
 36  March, 2004..........  0.0%     0.0%     0.0%    0.0%     0.0%       0.0%     0.0%     0.0%    0.0%     0.0%
 37  April, 2004..........  0.0%     0.0%     0.0%    0.0%     0.0%       0.0%     0.0%     0.0%    0.0%     0.0%
 38  May, 2004............  0.0%     0.0%     0.0%    0.0%     0.0%       0.0%     0.0%     0.0%    0.0%     0.0%
 39  June, 2004...........  0.0%     0.0%     0.0%    0.0%     0.0%       0.0%     0.0%     0.0%    0.0%     0.0%
 40  July, 2004...........  0.0%     0.0%     0.0%    0.0%     0.0%       0.0%     0.0%     0.0%    0.0%     0.0%
 41  August, 2004.........  0.0%     0.0%     0.0%    0.0%     0.0%       0.0%     0.0%     0.0%    0.0%     0.0%
 42  September, 2004......  0.0%     0.0%     0.0%    0.0%     0.0%       0.0%     0.0%     0.0%    0.0%     0.0%
 43  October, 2004........  0.0%     0.0%     0.0%    0.0%     0.0%       0.0%     0.0%     0.0%    0.0%     0.0%
 44  November, 2004.......  0.0%     0.0%     0.0%    0.0%     0.0%       0.0%     0.0%     0.0%    0.0%     0.0%
 45  December, 2004.......  0.0%     0.0%     0.0%    0.0%     0.0%       0.0%     0.0%     0.0%    0.0%     0.0%
 46  January, 2005........  0.0%     0.0%     0.0%    0.0%     0.0%       0.0%     0.0%     0.0%    0.0%     0.0%
 47  February, 2005.......  0.0%     0.0%     0.0%    0.0%     0.0%       0.0%     0.0%     0.0%    0.0%     0.0%
 48  March, 2005..........  0.0%     0.0%     0.0%    0.0%     0.0%       0.0%     0.0%     0.0%    0.0%     0.0%
 49  April, 2005..........  0.0%     0.0%     0.0%    0.0%     0.0%       0.0%     0.0%     0.0%    0.0%     0.0%
 50  May, 2005............  0.0%     0.0%     0.0%    0.0%     0.0%       0.0%     0.0%     0.0%    0.0%     0.0%
 51  June, 2005...........  0.0%     0.0%     0.0%    0.0%     0.0%       0.0%     0.0%     0.0%    0.0%     0.0%
 52  July, 2005...........  0.0%     0.0%     0.0%    0.0%     0.0%       0.0%     0.0%     0.0%    0.0%     0.0%
 53  August, 2005.........  0.0%     0.0%     0.0%    0.0%     0.0%       0.0%     0.0%     0.0%    0.0%     0.0%
 54  September, 2005......  0.0%     0.0%     0.0%    0.0%     0.0%       0.0%     0.0%     0.0%    0.0%     0.0%
 55  October, 2005........  0.0%     0.0%     0.0%    0.0%     0.0%       0.0%     0.0%     0.0%    0.0%     0.0%
 56  November, 2005.......  0.0%     0.0%     0.0%    0.0%     0.0%       0.0%     0.0%     0.0%    0.0%     0.0%
 57  December, 2005.......  0.0%     0.0%     0.0%    0.0%     0.0%       0.0%     0.0%     0.0%    0.0%     0.0%
 58  January, 2006........  0.0%     0.0%     0.0%    0.0%     0.0%       0.0%     0.0%     0.0%    0.0%     0.0%
 59  February, 2006.......  0.0%     0.0%     0.0%    0.0%     0.0%       0.0%     0.0%     0.0%    0.0%     0.0%
 60  March, 2006..........  0.0%     0.0%     0.0%    0.0%     0.0%       0.0%     0.0%     0.0%    0.0%     0.0%
Weighted Average
     Life (years).........  0.41     0.33     0.28    0.24     0.20       1.32     1.09     1.00    0.93     0.74

(1) See pages S-21 and S-22 of this prospectus supplement for the important notice regarding calculation of the weighted average life and the assumptions upon which these tables are based.




                                    Percent of Initial Note Balance at Various ABS Percentages (1)
                                       Class A-3 Notes                                Class A-4 Notes

Payment Date               1.0%     1.4%     1.6%    1.8%     2.5%       1.0%     1.4%     1.6%    1.8%     2.5%
------------              ------   ------   ------  ------   ------     ------   ------   ------  ------   ------
Closing Date..............100.0%   100.0%   100.0%  100.0%   100.0%     100.0%   100.0%   100.0%  100.0%   100.0%
  1  April, 2001..........100.0%   100.0%   100.0%  100.0%   100.0%     100.0%   100.0%   100.0%  100.0%   100.0%
  2  May, 2001............100.0%   100.0%   100.0%  100.0%   100.0%     100.0%   100.0%   100.0%  100.0%   100.0%
  3  June, 2001...........100.0%   100.0%   100.0%  100.0%   100.0%     100.0%   100.0%   100.0%  100.0%   100.0%
  4  July, 2001...........100.0%   100.0%   100.0%  100.0%   100.0%     100.0%   100.0%   100.0%  100.0%   100.0%
  5  August, 2001.........100.0%   100.0%   100.0%  100.0%   100.0%     100.0%   100.0%   100.0%  100.0%   100.0%
  6  September, 2001......100.0%   100.0%   100.0%  100.0%   100.0%     100.0%   100.0%   100.0%  100.0%   100.0%
  7  October, 2001........100.0%   100.0%   100.0%  100.0%   100.0%     100.0%   100.0%   100.0%  100.0%   100.0%
  8  November, 2001.......100.0%   100.0%   100.0%  100.0%   100.0%     100.0%   100.0%   100.0%  100.0%   100.0%
  9  December, 2001.......100.0%   100.0%   100.0%  100.0%   100.0%     100.0%   100.0%   100.0%  100.0%   100.0%
 10  January, 2002........100.0%   100.0%   100.0%  100.0%   100.0%     100.0%   100.0%   100.0%  100.0%   100.0%
 11  February, 2002.......100.0%   100.0%   100.0%  100.0%   100.0%     100.0%   100.0%   100.0%  100.0%   100.0%
 12  March, 2002..........100.0%   100.0%   100.0%  100.0%   100.0%     100.0%   100.0%   100.0%  100.0%   100.0%
 13  April, 2002..........100.0%   100.0%   100.0%  100.0%    95.4%     100.0%   100.0%   100.0%  100.0%   100.0%
 14  May, 2002............100.0%   100.0%   100.0%  100.0%    83.9%     100.0%   100.0%   100.0%  100.0%   100.0%
 15  June, 2002...........100.0%   100.0%   100.0%  100.0%    72.6%     100.0%   100.0%   100.0%  100.0%   100.0%
 16  July, 2002...........100.0%   100.0%   100.0%  100.0%    61.4%     100.0%   100.0%   100.0%  100.0%   100.0%
 17  August, 2002.........100.0%   100.0%   100.0%   91.2%    50.4%     100.0%   100.0%   100.0%  100.0%   100.0%
 18  September, 2002......100.0%   100.0%    94.4%   82.3%    39.7%     100.0%   100.0%   100.0%  100.0%   100.0%
 19  October, 2002........100.0%    98.6%    86.1%   73.6%    29.1%     100.0%   100.0%   100.0%  100.0%   100.0%
 20  November, 2002.......100.0%    90.9%    77.9%   64.9%    18.7%     100.0%   100.0%   100.0%  100.0%   100.0%
 21  December, 2002.......100.0%    83.3%    69.9%   56.4%     8.6%     100.0%   100.0%   100.0%  100.0%   100.0%
 22  January, 2003........100.0%    75.8%    62.0%   48.0%     0.0%     100.0%   100.0%   100.0%  100.0%    98.7%
 23  February, 2003....... 96.7%    68.4%    54.1%   39.8%     0.0%     100.0%   100.0%   100.0%  100.0%    89.4%
 24  March, 2003.......... 90.2%    61.1%    46.4%   31.7%     0.0%     100.0%   100.0%   100.0%  100.0%    80.4%
 25  April, 2003.......... 83.8%    53.9%    38.9%   23.7%     0.0%     100.0%   100.0%   100.0%  100.0%    71.6%
 26  May, 2003............ 77.4%    46.8%    31.4%   15.9%     0.0%     100.0%   100.0%   100.0%  100.0%    63.0%
 27  June, 2003........... 71.0%    39.8%    24.1%    8.2%     0.0%     100.0%   100.0%   100.0%  100.0%    54.6%
 28  July, 2003........... 64.8%    32.9%    16.8%    0.7%     0.0%     100.0%   100.0%   100.0%  100.0%    46.5%
 29  August, 2003......... 58.5%    26.1%     9.8%    0.0%     0.0%     100.0%   100.0%   100.0%   93.7%    38.5%
 30  September, 2003...... 52.4%    19.4%     2.8%    0.0%     0.0%     100.0%   100.0%   100.0%   86.8%    30.8%
 31  October, 2003........ 46.3%    12.8%     0.0%    0.0%     0.0%     100.0%   100.0%    96.2%   80.2%    23.3%
 32  November, 2003....... 40.2%     6.4%     0.0%    0.0%     0.0%     100.0%   100.0%    89.9%   73.6%    16.0%
 33  December, 2003....... 34.3%     *        0.0%    0.0%     0.0%     100.0%   100.0%    83.7%   67.2%     0.0%
 34  January, 2004........ 28.4%     0.0%     0.0%    0.0%     0.0%     100.0%    94.1%    77.6%   61.0%     0.0%
 35  February, 2004....... 22.5%     0.0%     0.0%    0.0%     0.0%     100.0%    88.3%    71.7%   55.0%     0.0%
 36  March, 2004.......... 16.7%     0.0%     0.0%    0.0%     0.0%     100.0%    82.6%    65.9%   49.1%     0.0%
 37  April, 2004.......... 11.0%     0.0%     0.0%    0.0%     0.0%     100.0%    77.1%    60.2%   43.3%     0.0%
 38  May, 2004............  5.4%     0.0%     0.0%    0.0%     0.0%     100.0%    71.6%    54.7%   37.7%     0.0%
 39  June, 2004...........  0.0%     0.0%     0.0%    0.0%     0.0%      99.8%    66.3%    49.4%   32.3%     0.0%
 40  July, 2004...........  0.0%     0.0%     0.0%    0.0%     0.0%      94.6%    61.1%    44.1%   27.1%     0.0%
 41  August, 2004.........  0.0%     0.0%     0.0%    0.0%     0.0%      89.5%    56.0%    39.1%   22.0%     0.0%
 42  September, 2004......  0.0%     0.0%     0.0%    0.0%     0.0%      84.6%    51.1%    34.2%   17.2%     0.0%
 43  October, 2004........  0.0%     0.0%     0.0%    0.0%     0.0%      79.8%    46.4%    29.5%   12.6%     0.0%
 44  November, 2004.......  0.0%     0.0%     0.0%    0.0%     0.0%      75.0%    41.8%    25.0%    0.0%     0.0%
 45  December, 2004.......  0.0%     0.0%     0.0%    0.0%     0.0%      70.4%    37.3%    20.6%    0.0%     0.0%
 46  January, 2005........  0.0%     0.0%     0.0%    0.0%     0.0%      65.8%    33.0%    16.4%    0.0%     0.0%
 47  February, 2005.......  0.0%     0.0%     0.0%    0.0%     0.0%      61.3%    28.8%    12.3%    0.0%     0.0%
 48  March, 2005..........  0.0%     0.0%     0.0%    0.0%     0.0%      56.9%    24.7%     0.0%    0.0%     0.0%
 49  April, 2005..........  0.0%     0.0%     0.0%    0.0%     0.0%      52.5%    20.7%     0.0%    0.0%     0.0%
 50  May, 2005............  0.0%     0.0%     0.0%    0.0%     0.0%      48.3%    16.9%     0.0%    0.0%     0.0%
 51  June, 2005...........  0.0%     0.0%     0.0%    0.0%     0.0%      44.1%    13.2%     0.0%    0.0%     0.0%
 52  July, 2005...........  0.0%     0.0%     0.0%    0.0%     0.0%      40.0%     0.0%     0.0%    0.0%     0.0%
 53  August, 2005.........  0.0%     0.0%     0.0%    0.0%     0.0%      35.9%     0.0%     0.0%    0.0%     0.0%
 54  September, 2005......  0.0%     0.0%     0.0%    0.0%     0.0%      32.0%     0.0%     0.0%    0.0%     0.0%
 55  October, 2005........  0.0%     0.0%     0.0%    0.0%     0.0%      28.1%     0.0%     0.0%    0.0%     0.0%
 56  November, 2005.......  0.0%     0.0%     0.0%    0.0%     0.0%      24.4%     0.0%     0.0%    0.0%     0.0%
 57  December, 2005.......  0.0%     0.0%     0.0%    0.0%     0.0%      20.7%     0.0%     0.0%    0.0%     0.0%
 58  January, 2006........  0.0%     0.0%     0.0%    0.0%     0.0%      17.1%     0.0%     0.0%    0.0%     0.0%
 59  February, 2006.......  0.0%     0.0%     0.0%    0.0%     0.0%      13.8%     0.0%     0.0%    0.0%     0.0%
 60  March, 2006..........  0.0%     0.0%     0.0%    0.0%     0.0%       0.0%     0.0%     0.0%    0.0%     0.0%
Weighted Average
     Life (years).........  2.57     2.17     2.00    1.85     1.46       4.18     3.58     3.30    3.04     2.33

(1) See pages S-21 and S-22 of this prospectus supplement for the important notice regarding calculation of the weighted average life and the assumptions upon which these tables are based.
*     Denotes a number greater than 0.00% and less than 0.05%.

                                    Percent of Initial Note Balance at Various ABS Percentages (1)

                                                                 Class B Notes
Payment Date                              1.0%          1.4%         1.6%        1.8%          2.5%
------------                             ------       ------        ------      ------        ------
Closing Date..............               100.0%       100.0%        100.0%      100.0%        100.0%
  1  April, 2001..........               100.0%       100.0%        100.0%      100.0%        100.0%
  2  May, 2001............               100.0%       100.0%        100.0%      100.0%        100.0%
  3  June, 2001...........               100.0%       100.0%        100.0%      100.0%        100.0%
  4  July, 2001...........               100.0%       100.0%        100.0%      100.0%        100.0%
  5  August, 2001.........               100.0%       100.0%        100.0%      100.0%        100.0%
  6  September, 2001......               100.0%       100.0%        100.0%      100.0%        100.0%
  7  October, 2001........               100.0%       100.0%        100.0%      100.0%        100.0%
  8  November, 2001.......               100.0%       100.0%        100.0%      100.0%        100.0%
  9  December, 2001.......               100.0%       100.0%        100.0%      100.0%        100.0%
 10  January, 2002........               100.0%       100.0%        100.0%      100.0%        100.0%
 11  February, 2002.......               100.0%       100.0%        100.0%      100.0%        100.0%
 12  March, 2002..........               100.0%       100.0%        100.0%      100.0%        100.0%
 13  April, 2002..........               100.0%       100.0%        100.0%      100.0%        100.0%
 14  May, 2002............               100.0%       100.0%        100.0%      100.0%        100.0%
 15  June, 2002...........               100.0%       100.0%        100.0%      100.0%        100.0%
 16  July, 2002...........               100.0%       100.0%        100.0%      100.0%        100.0%
 17  August, 2002.........               100.0%       100.0%        100.0%      100.0%        100.0%
 18  September, 2002......               100.0%       100.0%        100.0%      100.0%        100.0%
 19  October, 2002........               100.0%       100.0%        100.0%      100.0%        100.0%
 20  November, 2002.......               100.0%       100.0%        100.0%      100.0%        100.0%
 21  December, 2002.......               100.0%       100.0%        100.0%      100.0%        100.0%
 22  January, 2003........               100.0%       100.0%        100.0%      100.0%        100.0%
 23  February, 2003.......               100.0%       100.0%        100.0%      100.0%        100.0%
 24  March, 2003..........               100.0%       100.0%        100.0%      100.0%        100.0%
 25  April, 2003..........               100.0%       100.0%        100.0%      100.0%        100.0%
 26  May, 2003............               100.0%       100.0%        100.0%      100.0%        100.0%
 27  June, 2003...........               100.0%       100.0%        100.0%      100.0%        100.0%
 28  July, 2003...........               100.0%       100.0%        100.0%      100.0%        100.0%
 29  August, 2003.........               100.0%       100.0%        100.0%      100.0%        100.0%
 30  September, 2003......               100.0%       100.0%        100.0%      100.0%        100.0%
 31  October, 2003........               100.0%       100.0%        100.0%      100.0%        100.0%
 32  November, 2003.......               100.0%       100.0%        100.0%      100.0%        100.0%
 33  December, 2003.......               100.0%       100.0%        100.0%      100.0%          0.0%
 34  January, 2004........               100.0%       100.0%        100.0%      100.0%          0.0%
 35  February, 2004.......               100.0%       100.0%        100.0%      100.0%          0.0%
 36  March, 2004..........               100.0%       100.0%        100.0%      100.0%          0.0%
 37  April, 2004..........               100.0%       100.0%        100.0%      100.0%          0.0%
 38  May, 2004............               100.0%       100.0%        100.0%      100.0%          0.0%
 39  June, 2004...........               100.0%       100.0%        100.0%      100.0%          0.0%
 40  July, 2004...........               100.0%       100.0%        100.0%      100.0%          0.0%
 41  August, 2004.........               100.0%       100.0%        100.0%      100.0%          0.0%
 42  September, 2004......               100.0%       100.0%        100.0%      100.0%          0.0%
 43  October, 2004........               100.0%       100.0%        100.0%      100.0%          0.0%
 44  November, 2004.......               100.0%       100.0%        100.0%        0.0%          0.0%
 45  December, 2004.......               100.0%       100.0%        100.0%        0.0%          0.0%
 46  January, 2005........               100.0%       100.0%        100.0%        0.0%          0.0%
 47  February, 2005.......               100.0%       100.0%        100.0%        0.0%          0.0%
 48  March, 2005..........               100.0%       100.0%          0.0%        0.0%          0.0%
 49  April, 2005..........               100.0%       100.0%          0.0%        0.0%          0.0%
 50  May, 2005............               100.0%       100.0%          0.0%        0.0%          0.0%
 51  June, 2005...........               100.0%       100.0%          0.0%        0.0%          0.0%
 52  July, 2005...........               100.0%         0.0%          0.0%        0.0%          0.0%
 53  August, 2005.........               100.0%         0.0%          0.0%        0.0%          0.0%
 54  September, 2005......               100.0%         0.0%          0.0%        0.0%          0.0%
 55  October, 2005........               100.0%         0.0%          0.0%        0.0%          0.0%
 56  November, 2005.......               100.0%         0.0%          0.0%        0.0%          0.0%
 57  December, 2005.......               100.0%         0.0%          0.0%        0.0%          0.0%
 58  January, 2006........               100.0%         0.0%          0.0%        0.0%          0.0%
 59  February, 2006.......               100.0%         0.0%          0.0%        0.0%          0.0%
 60  March, 2006..........                 0.0%         0.0%          0.0%        0.0%          0.0%
Weighted Average
     Life (years).........                 4.99         4.32          3.99        3.66          2.74

(1)  See pages S-21 and S-22 of this  prospectus  supplement  for the  important
     notice  regarding   calculation  of  the  weighted  average  life  and  the
     assumptions upon which these tables are based.

                       YIELD AND PREPAYMENT CONSIDERATIONS

     Monthly Interest will be distributed to noteholders on each payment date to the extent of the interest rate applicable to each class of notes applied to the aggregate principal balance for each class of notes, as of the preceding payment date or the closing date, as applicable (after giving effect to payments of principal on such preceding payment date). See "The Notes -- Payments on the Notes" in this prospectus supplement.

     Upon a full or partial prepayment on a receivable, noteholders should receive interest for the full month of such prepayment either:

     (1)  through the distribution of interest paid on the receivables;

     (2)  from a withdrawal from the spread account;

     (3)  by an advance from the servicer; or

     (4) in the case of the class A notes or the class B notes, by a draw on the policy.

     The receivables will have different contract rates. The contract rate on a small percentage of the receivables will not exceed the sum of:

     (1)  the weighted average of the interest rates on the notes;

     (2) the per annum rate used to calculate the insurance premium paid to the insurer; and

     (3)  the per annum rate used to calculate the monthly servicing fee.

     Disproportionate rates of prepayments between receivables with higher and lower contract rates could affect the ability of the trust to pay Monthly
Interest to you. See "Risk Factors -- Rapid Prepayments May Reduce Your Anticipated Yield" and "Weighted Average Life of the Securities" in the accompanying prospectus.

                                    THE NOTES

     The notes will be issued by the trust pursuant to the indenture, and the certificate will be issued pursuant to the trust and servicing agreement. You may request a copy of these agreements (without exhibits) by contacting the servicer at the address set forth under "Reports to Noteholders" in this prospectus supplement. We do not claim that the following summary is complete. For a more detailed description of the agreements, you should read the indenture and the trust and servicing agreement.

Sale and Assignment of Receivables

     We have described (1) the conveyance of the receivables (including the conveyance of subsequent receivables during the funding period) from each of the Funding Subsidiaries to the seller pursuant to purchase agreements among each Funding Subsidiary, UAC and the seller, (2) the conveyance of the receivables from the seller to the trust pursuant to the trust and servicing agreement, and
(3) the grant of a security interest in the receivables from the trust to the indenture trustee pursuant to the indenture in the accompanying prospectus under the heading "Description of the Transfer and Servicing Agreements -- Sale and Assignment of Receivables."

Accounts

     In addition to the collection account, the property of the trust will include the spread account, the pre-funding account and the payahead account.

     Spread Account. On the closing date, the indenture trustee will establish the spread account for the benefit of the noteholders and the insurer. The amount held in the spread account will increase up to the required spread amount by the deposit of payments on the receivables not used to make payments to the noteholders, the insurer and the servicer for the monthly servicing fee and any permitted reimbursements of outstanding advances on any payment date. Although we intend for the amount on deposit in the spread account to grow over time to equal the required spread amount through monthly deposits of any excess collections on the receivables, we cannot assure you that such growth will actually occur. On each payment date, any amounts on deposit in the spread account after the payment of any amounts owed to the noteholders and the insurer in excess of the required spread amount will be distributed to the certificateholder.

     Under the terms of the indenture, the indenture trustee will withdraw funds from the spread account, up to the amount on deposit in such account, and transfer such funds to the collection account for any deficiency of the monthly servicing fee, Monthly Interest or Monthly Principal, as further described below under "-- Payments on the Notes." If the amount in the spread account is not sufficient to make such payments, amounts to be distributed on the class C notes will be reduced, and then, if necessary, the indenture trustee will draw on the policy to make payments of Monthly Interest and Insured Monthly Principal to the class A and the class B noteholders.

     In the event that the balance of the spread account is reduced to zero and there is a default under the policy on any payment date or the policy has terminated in accordance with its terms, the trust will depend solely on current payments on the receivables to make payments of principal and interest on the notes. If the payments on the receivables are not sufficient to make payments to the noteholders, amounts to be distributed will be reduced in the following order:

     1.  Class C Monthly Principal,

     2.  Class C Monthly Interest,

     3.  Class B Monthly Principal,

     4.  Class B Monthly Interest,

     5.  Class A Monthly Principal, pro rata, and

     6.  Class A Monthly Interest, pro rata.

     In addition, because the market value of motor vehicles generally declines with age and because of difficulties that may be encountered in enforcing motor vehicle contracts as described in the accompanying prospectus under "Certain Legal Aspects of the Receivables," the servicer may not recover the entire amount due on such receivables in the event of a repossession and resale of a financed vehicle securing a receivable in default. Any losses on the receivables will be borne initially by the class C noteholders (up to the outstanding principal balance of the class C notes at the time the loss is incurred), then by the class B noteholders (up to the outstanding principal balance of the class B notes at such time), then by the class A noteholders pro rata (based upon the then relative outstanding principal balance of each class of class A notes).

     Pre-Funding Account. The indenture trustee will establish a pre-funding account for the benefit of the noteholders and the insurer. On the closing date, the trust will deposit the initial pre-funded amount, which will be $142,996,839.51, in the pre-funding account. During the funding period, the trust will withdraw funds from the pre-funding account to purchase subsequent receivables as described under "The Notes -- The Pre-Funding Feature" in this prospectus supplement. The funding period will begin on the closing date and end on the earliest to occur of April 30, 2001, or the date on which:

     o   the amount on deposit in the pre-funding account is less than $100,000;

     o an event of default occurs under the indenture or the trust and servicing agreement, or a trigger event occurs under the insurance and reimbursement agreement; or

     o   an insolvency event occurs with respect to the seller.

     As of any date, the pre-funded amount will equal the initial pre-funded amount less any amounts withdrawn during the funding period to purchase subsequent receivables. The seller expects that the pre-funded amount will be reduced to less than $100,000 on or before the end of the funding period. The issuer will pay the noteholders any pre-funded amount remaining at the end of the funding period as a mandatory redemption. The mandatory redemption date is the earlier to occur of:

     o the payment date in April 2001, if the last day of the funding period occurs in March 2001; or

     o    the payment date in May 2001.

     Payahead Account. The servicer will establish a payahead account in the name of the indenture trustee on behalf of obligors on the receivables and the noteholders. The payahead account will initially be maintained with the indenture trustee. To the extent required by the trust and servicing agreement, early payments by or on behalf of obligors on precomputed receivables will be deposited in the payahead account until such time as the payment becomes due. Until such time as payments are transferred from the payahead account to the collection account, they will not constitute collected interest or collected principal and will not be available for payment to noteholders. We will pay the interest earned on the balance in the payahead account to the servicer each month. We will apply collections received on a precomputed receivable during a collection period first to any overdue scheduled payment on such receivable, then to the scheduled payment on such receivable due in such collection period. If the amount collected on a precomputed receivable exceeds the amount required for any overdue scheduled payment or scheduled payment, but is insufficient to prepay the precomputed receivable in full, then generally such excess collections will be transferred to and kept in the payahead account until such amount may be applied either to a later scheduled payment or to prepay such receivable in full.

Advances

     With respect to each receivable delinquent more than 30 days at the end of a collection period, the servicer will make an advance in an amount equal to 30 days of interest, but only if the servicer, in its sole discretion, expects to recover the advance from subsequent collections on the receivable. The servicer will deposit the advance in the collection account on or before the second business day before the payment date. The servicer will recover its advance (1) from subsequent payments by or on behalf of the respective obligor, (2) from insurance proceeds, or (3) upon the servicer's determination that reimbursement from the preceding sources is unlikely, from any collections made on other receivables.

Payments on the Notes

     Available Funds. The servicer will deposit in the collection account the aggregate principal and interest payments, including full and partial prepayments (except certain prepayments in respect of precomputed receivables as described above under "--Accounts") received on all receivables with respect to the preceding collection period. The funds available for distribution on the next payment date ("Available Funds") will consist of:

     o all payments on the simple interest receivables received during the related collection period;

     o    the  scheduled   payments   received  from  obligors  on   precomputed
          receivables;

     o interest earned on funds on deposit in the collection account and the pre-funding account;

     o the net amount to be transferred from the payahead account to the collection account for the related payment date;

     o    all advances for such collection period;

     o after the end of the funding period, any amount remaining in the pre-funding account required to be applied to the mandatory redemption of the notes;

     o    the pre-funding reserve amount for such payment date; and

     o the purchase amount for all receivables that were purchased or repurchased by UAC or the servicer during the preceding collection period.

     As an administrative convenience, the servicer will be permitted to make the deposit of collections and aggregate advances and purchase amounts for or with respect to the collection period net of distributions to be made to the servicer with respect to the collection period (as described below). The servicer, however, will account to the indenture trustee and to the noteholders as if all deposits and distributions were made individually.

     The servicer will determine the amount of funds necessary to make payments of Monthly Principal and Monthly Interest to the holders of the notes and to pay the monthly servicing fee to the servicer. If there is a deficiency with respect to Monthly Interest or Monthly Principal on any payment date, after giving effect to payments of the monthly servicing fee and permitted reimbursements of outstanding advances to the servicer on such payment date, or if there is a deficiency with respect to the monthly servicing fee, the servicer will direct the indenture trustee to withdraw amounts from the spread account, up to the amount on deposit in such account. If there remains a deficiency of Class A Monthly Interest, Class B Monthly Interest, Insured Monthly Principal payable to the class A or class B noteholders, or the monthly servicing fee after such a withdrawal, the servicer will notify the indenture trustee of the remaining deficiency, and the indenture trustee will draw on the policy, up to the Policy Amount, to pay Class A Monthly Interest, Class B Monthly Interest, Insured Monthly Principal payable to the class A and class B noteholders, as applicable, and the monthly servicing fee. Additionally, if the Available Funds for a payment date are not sufficient to pay current and past due insurance premiums and other amounts owed to the insurer pursuant to the insurance and reimbursement agreement, plus accrued interest thereon, the servicer will notify the indenture trustee and the owner trustee of such deficiency. The amount, if any, then on deposit in the spread account (after giving effect to any withdrawal to satisfy a deficiency described in this and the preceding sentences) will be available to cover such deficiency.

     Payments. On each payment date (unless there has been an event of default under the indenture), the indenture trustee will use the Available Funds (plus any amounts withdrawn from the spread account or drawn on the policy, as applicable) to make the following payments in the following priority:

     (a) without duplication, an amount equal to the sum of (1) the amount of outstanding advances in respect of receivables that became defaulted receivables during the prior collection period plus (2) the amount of outstanding advances in respect of receivables that the servicer determines to be unrecoverable, to the servicer;

     (b) the monthly servicing fee, including any overdue monthly servicing fee, to the servicer, to the extent not previously distributed to the servicer;

     (c) Class A Monthly Interest (including any overdue amounts) to the class A noteholders;

     (d) Class B Monthly Interest (including any overdue amounts) to the class B noteholders; provided that if the payment date is the final maturity date for a class of class A notes, payments of Class B Monthly Interest to the class B noteholders will be subordinated to payments of Monthly Principal to the holders of such class A notes;

     (e) Class C Monthly Interest (including any overdue amounts) to the class C noteholders; provided that if the payment date is the final payment date for a class of class A notes or the class B notes, payments of Class C Monthly Interest to the class C noteholders will be subordinated to payments of Monthly Principal to the holders of such class A notes or class B notes;

     (f) Monthly Principal (including any overdue amounts) to the class A noteholders, in accordance with the Principal Payment Sequence;

     (g) Monthly Principal (including any overdue amounts) to the class B noteholders, in accordance with the Principal Payment Sequence;

     (h) the insurance premium including any overdue insurance premium plus any accrued interest to the insurer;

     (i) the aggregate amount of any unreimbursed draws on the policy payable to the insurer under the insurance and reimbursement agreement for Class A Monthly Interest, Class B Monthly Interest and Insured Monthly Principal, plus any accrued interest;

     (j) Monthly Principal (including any overdue amounts) to the class C noteholders, in accordance with the Principal Payment Sequence;

     (k) any other amounts owing to the insurer under the insurance and reimbursement agreement, plus any accrued interest;

     (l) the amount of recoveries of advances (to the extent such recoveries have not previously been reimbursed to the servicer pursuant to clause
          (a) above), to the servicer; and

     (m)  the balance into the spread account.

     After all payments and deposits have been made to the noteholders, the servicer and the insurer for each payment date, the servicer will determine the amount of funds remaining in the spread account on such date. If the funds in the spread account exceed the required spread amount, the indenture trustee will distribute any such excess to the owner trustee for distribution to the certificateholder or will distribute such excess directly to the certificateholder. Any amounts so distributed to the certificateholder will no longer be property of the trust and will not be available to make payments to you.

     Accelerated   Payments  Following  Indenture  Default.  If  the  notes  are accelerated following an indenture default, amounts collected will be applied in the following priority:

     (a) first, to pay any unpaid monthly servicing fee and outstanding advances to the servicer;

     (b) second, to pay any accrued and unpaid fees of the indenture trustee and the owner trustee without preference or priority of any kind;

     (c) third, to pay Monthly Interest on each class of class A notes on a pro rata basis based on the interest accrued (including interest accrued on past due interest) on each class of class A notes;

     (d) fourth, to pay principal on each class of class A notes, on a pro rata basis based on the aggregate principal balance of each class of class A notes, until the aggregate principal balance of each class of class A notes is reduced to zero;

     (e) fifth, to pay Monthly Interest on the class B notes (including accrued interest on past due interest);

     (f) sixth, to pay principal on the class B notes until the aggregate principal balance of the class B notes is reduced to zero;

     (g) seventh, to pay the aggregate amount of any unreimbursed draws on the policy under the insurance and reimbursement agreement for Class A Monthly Interest, Class B Monthly Interest and Insured Monthly Principal, plus any accrued interest;

     (h) eighth, to pay Monthly Interest on the class C notes (including accrued interest on past due interest);

     (i) ninth, to pay principal on the class C notes until the aggregate principal balance of the class C notes is reduced to zero;

     (j) tenth, to pay amounts owing the insurer under the insurance and reimbursement agreement; and

     (k) eleventh, to the spread account, to be applied in accordance with the indenture.

     Definitions. The following defined terms are used in this "Payments on the Notes" section.

     "Monthly Principal" for any payment date will equal the sum of the following:

     1. the amount by which the aggregate principal balance of the receivables pool declined during the related collection period; and

     2. the additional amount, if any, which is necessary to reduce the principal balance of a class of notes to zero on its final maturity date.

     If there is a shortfall in Available Funds (together with amounts withdrawn from the spread account and/or, in the case of the class A notes or the class B notes, drawn on the policy) on any payment date, the amount of Monthly Principal otherwise payable to noteholders will be reduced by the lesser of: (1) the amount of such shortfall or (2) the amount, if any, by which the aggregate outstanding principal balance of the notes as of the preceding payment date (after giving effect to all payments of principal on such date) was less than the aggregate principal balance of the receivables pool as of the end of the related collection period. For the purpose of determining Monthly Principal, the unpaid principal balance of a defaulted receivable or a receivable required to be purchased or repurchased by UAC or the servicer will be zero as of the end of the collection period in which such receivable became a defaulted receivable or a purchased receivable. In no event will Monthly Principal exceed the aggregate outstanding principal balance of the notes.

     A defaulted receivable for any collection period is a receivable as to which the earliest to occur of any of the following has occurred: (1) any payment, or part thereof, in excess of $10 is 120 days or more delinquent as of the last day of such collection period; (2) the financed vehicle that secures the receivable has been repossessed; or (3) the receivable has been determined to be uncollectible in accordance with the servicer's customary practices on or prior to the last day of such collection period; provided, however, that any receivable which the seller or the servicer is obligated to repurchase or purchase pursuant to the trust and servicing agreement shall be deemed not to be a defaulted receivable.

     "Insured Monthly Principal" for any payment date will equal the positive difference, if any, of:

     1. the sum of the principal balances of the class A notes and the class B notes after application of funds on such payment date; and

     2. the sum of the principal balance of the receivables pool plus any amounts on deposit in the pre-funding account on the last day of the related collection period.

     "Monthly Interest" for any payment date will equal the sum of Class A Monthly Interest, Class B Monthly Interest and Class C Monthly Interest for such payment date and the related collection period.

     "Class A Monthly Interest" means, for any payment date, the sum of Class A-1 Monthly Interest, Class A-2 Monthly Interest, Class A-3 Monthly Interest and Class A-4 Monthly Interest.

     "Class A-1 Monthly Interest" means:

     (1)  for the first payment date, the product of the following:

          (a) one-three hundred sixtieth (1/360th) of the class A-1 interest rate,

          (b) the actual number of days from the closing date through the day before the first payment date, and

          (c) the aggregate principal balance of the class A-1 notes on the closing date; and

     (2)  for any subsequent payment date, the product of the following:

          (a) one-three hundred sixtieth (1/360th) of the class A-1 interest rate,

          (b) the actual number of days from the previous payment date through the day before the related payment date, and

          (c) the aggregate principal balance of the class A-1 notes as of the immediately preceding payment date (after giving effect to any distribution of principal made on such payment date).

     "Class A-2 Monthly Interest" means:

     (1)  for the first payment date, the product of the following:

          (a)  one-twelfth of the class A-2 interest rate,

          (b) the number of days from the closing date (assuming every month has 30 days) through the day before the first payment date, divided by 30, and

          (c) the aggregate principal balance of the class A-2 notes on the closing date; and

     (2)  for any subsequent payment date, the product of the following:

          (a)  one-twelfth of the class A-2 interest rate, and

          (b) the aggregate principal balance of the class A-2 notes as of the immediately preceding payment date (after giving effect to any distribution of principal made on such payment date).

     "Class A-3 Monthly Interest" means:

     (1)  for the first payment date, the product of the following:

          (a)  one-twelfth of the class A-3 interest rate,

          (b) the number of days from the closing date (assuming every month has 30 days) through the day before the first payment date, divided by 30, and

          (c) the aggregate principal balance of the class A-3 notes on the closing date; and

     (2)  for any subsequent payment date, the product of the following:

          (a)  one-twelfth of the class A-3 interest rate, and

          (b) the aggregate principal balance of the class A-3 notes as of the immediately preceding payment date (after giving effect to any distribution of principal made on such payment date).

     "Class A-4 Monthly Interest" means:

     (1)  for the first payment date, the product of the following:

          (a)  one-twelfth of the class A-4 interest rate,

          (b) the number of days from the closing date (assuming every month has 30 days) through the day before the first payment date, divided by 30, and

          (c) the aggregate principal balance of the class A-4 notes on the closing date; and

     (2)  for any subsequent payment date, the product of the following:

          (a)  one-twelfth of the class A-4 interest rate, and

          (b) the aggregate principal balance of the class A-4 notes as of the immediately preceding payment date (after giving effect to any distribution of principal made on such payment date).

     "Class B Monthly Interest" means:

     (1)  for the first payment date, the product of the following:

          (a)  one-twelfth of the class B interest rate,

          (b) the number of days from the closing date (assuming every month has 30 days) through the day before the first payment date, divided by 30, and

          (c) the aggregate principal balance of the class B notes on the closing date; and

     (2)  for any subsequent payment date, the product of the following:

          (a)  one-twelfth of the class B interest rate, and

          (b) the aggregate principal balance of the class B notes as of the immediately preceding payment date (after giving effect to any distribution of principal made on such payment date).

     "Class C Monthly Interest" means:

     (1)  for the first payment date, the product of the following:

          (a)  one-twelfth of the class C interest rate,

          (b) the number of days from the closing date (assuming every month has 30 days) through the day before the first payment date, divided by 30, and

          (c) the aggregate principal balance of the class C notes on the closing date; and

     (2)  for any subsequent payment date, the product of the following:

          (a)  one-twelfth of the class C interest rate, and

          (b) the aggregate principal balance of the class C notes as of the immediately preceding payment date (after giving effect to any distribution of principal made on such payment date).

     "Principal Payment Sequence" means the order in which Monthly Principal will be distributed among the noteholders. The order of distribution of Monthly Principal is:

     (1) to the class A-1 noteholders until the aggregate principal balance of the class A-1 notes has been reduced to zero;

     (2) to the class A-2 noteholders until the aggregate principal balance of the class A-2 notes has been reduced to zero;

     (3) to the class A-3 noteholders until the aggregate principal balance of the class A-3 notes has been reduced to zero;

     (4) to the class A-4 noteholders until the aggregate principal balance of the class A-4 notes has been reduced to zero;

     (5) to the class B noteholders until the aggregate principal balance of the class B notes has been reduced to zero; and

     (6) to the class C noteholders until the aggregate principal balance of the class C notes has been reduced to zero.

However, if the amount of Available Funds (together with amounts withdrawn from the spread account and/or drawn on the policy) are not sufficient to pay the required payment of Monthly Principal to class A noteholders in full on any payment date, the amount of such funds available to pay Class A Monthly Principal to class A noteholders will be distributed pro rata to the class A noteholders based upon the relative aggregate principal balance of each class of class A notes.

     Example of Payment Date Activities. The following chart sets forth an example of the application of the foregoing provisions to the payment date on May 8, 2001:

April 1 - April 30, 2001................Collection Period. The collection period for each  payment  date is the  calendar
                                        month  preceding the payment  date.  The
                                        servicer   receives  monthly   payments,
                                        prepayments,   and  other   proceeds  in
                                        respect of the  receivables and deposits
                                        them  in  the  collection  account.  The
                                        servicer    may   deduct   the   monthly
                                        servicing fee from such deposits.

May 4, 2001.............................Determination  Date.  The  determination date is the second  business  day before
                                        the  payment  date.  On or  before  this
                                        date,   the   servicer    delivers   the
                                        servicer's certificate setting forth the
                                        amounts to be distributed on the payment
                                        date    and   the    amounts    of   any
                                        deficiencies. If necessary, in the case of the class A notes and the class B notes, the indenture trustee notifies the insurer of any draws in respect of the policy.

May 7, 2001.............................Record  Date.  The  record  date  is the business  day before the  payment  date.
                                        Payments on the payment date are made to noteholders of record at the close of business on this date.

May 8, 2001.............................Payment  Date.  The payment  date is the eighth  calendar day of the month, or if
                                        such  day is  not a  business  day,  the
                                        first  business  day   thereafter.   The
                                        indenture  trustee  withdraws funds from
                                        the    collection    account   and,   as
                                        necessary,  from the  spread  account to
                                        pay   Monthly   Interest   and   Monthly
                                        Principal,  and then, in the case of the
                                        class A notes  and  the  class B  notes,
                                        draws on the policy,  if  necessary,  to
                                        pay Monthly Interest and Insured Monthly
                                        Principal   to   the    noteholders   as
                                        described in this prospectus supplement.
                                        The   indenture   trustee    distributes
                                        Monthly  Interest and Monthly  Principal
                                        to the  noteholders,  pays  the  monthly
                                        servicing   fee   to  the   extent   not
                                        previously paid and pays the insurance premium and all other amounts owing to the insurer.

Distributions on the Certificate

     The certificate will be in the form of a trust certificate initially issued to the seller and will entitle the seller to receive all funds held in the spread account in excess of the required spread amount on each payment date after payment of all amounts owed to the noteholders, the servicer and the insurer. On or after the termination of the trust, the certificateholder is entitled to receive any amounts remaining in the spread account (only after all required payments to the insurer are made) after the payment of expenses and payments to the noteholders. See "-- Accounts" and "-- Payments on the Notes" above.

The Pre-Funding Feature

     During the funding period, the Funding Subsidiaries will be obligated to sell and assign to the seller, and the seller will be obligated to sell and assign to the trust, subsequent receivables from time to time in an aggregate outstanding principal amount not exceeding, in the aggregate, the initial pre-funded amount of $142,996,839.51. The Funding Subsidiaries will not transfer subsequent receivables to the trust unless:

     o no selection procedures adverse to the noteholders have been used in selecting the subsequent receivables to be transferred to the trust;

     o as of each subsequent cut-off date, each subsequent receivable satisfies the receivable eligibility criteria specified under "The Receivables Pool - Eligibility Criteria" in this prospectus supplement and under "The Receivables Pool - General" in the accompanying prospectus;

     o so long as no insurer default will have occurred and be continuing and the policy will be in effect, the insurer has approved the transfer of the subsequent receivables to the trust; and

     o certain other conditions set forth in the trust and servicing agreement have been satisfied.

Mandatory Redemption

     If any portion of the pre-funded amount remains on deposit in the pre-funding account at the end of the funding period, each class of notes will be redeemed in part on the mandatory redemption date, which will be the immediately succeeding payment date. The amount of each class to be prepaid from the remaining amount in the pre-funding account will be equal to that class's pro rata share of those amounts, based on the outstanding principal amount of each class of notes. However, if the aggregate remaining amount in the pre-funding account is $100,000 or less, that amount will be applied exclusively to reduce the outstanding principal amount of the class or classes of notes then entitled to receive principal distributions.

The Policy

     On or before the closing date, the seller, the trust, the Funding Subsidiaries, UAC, in its individual capacity and as servicer, and the insurer will enter into the insurance and reimbursement agreement pursuant to which the insurer will issue an unconditional and irrevocable insurance policy. Subject to the terms of the policy, the insurer will guarantee the payment of the monthly servicing fee, Class A Monthly Interest, Class B Monthly Interest and Insured Monthly Principal, up to the policy amount. The policy will not cover any payments to the class C noteholders, nor will it cover any payments of principal to noteholders on the mandatory redemption date from amounts remaining in the pre-funding account on April 30, 2001, unless the insurer, in its sole discretion, elects to pay such amount in whole or in part. Under the terms of the indenture, after withdrawal of any amounts in the spread account with respect to a payment date to pay a deficiency in Class A Monthly Interest, Class B Monthly Interest and Monthly Principal, the indenture trustee will be authorized to draw on the policy for the benefit of the class A and class B noteholders and credit the collection account for such draws as described above under "--Payments on the Notes."

     The maximum amount that may be drawn under the policy on any payment date is limited to the policy amount for such payment date. The policy amount with respect to any payment date will equal:

     (a)  the sum of:

         (1)  the monthly servicing fee;

         (2)  Class A Monthly Interest and Class B Monthly Interest;

         (3) the lesser of (i) the outstanding aggregate principal balance of the class A notes and the class B notes on such payment date
              (after giving effect to any distributions of available funds and any funds withdrawn from the spread account to pay Monthly Principal to the class A or the class B noteholders on such payment date) and (ii) the initial aggregate principal balances of the class A notes and the class B notes minus all amounts withdrawn from the spread account or drawn on the policy with respect to principal;

         less:

     (b) all amounts on deposit in the spread account on such payment date (after giving effect to any amounts withdrawn from the spread account on such date).

     The policy will also cover any amount paid or required to be paid by the trust to the class A and class B noteholders that is guaranteed by the policy and is sought to be recovered as a voidable preference by a trustee in bankruptcy of UAC, the seller or any of the Funding Subsidiaries pursuant to the United States Bankruptcy Code (11 U.S.C.), as amended from time to time, in accordance with a final nonappealable order of a court having competent jurisdiction.

     The insurer will be entitled to receive the insurance premium and certain other amounts on each payment date as described under "--Payments on the Notes" and to receive certain amounts on deposit in the spread account as described above under "--Accounts." Generally, the insurance premium for a payment date will be the product of one-three hundred sixtieth (1/360th) of the policy per annum fee rate (as set forth in the insurance and reimbursement agreement), the actual days elapsed and the aggregate principal balances of the class A notes and the class B notes as of the preceding payment date (after giving effect to all payments of principal on such date). The insurer will not be entitled to reimbursement of any amounts from the noteholders. The insurer's obligation under the policy is irrevocable and unconditional. The insurer will have no obligation to the noteholders or the indenture trustee other than its obligations under the policy.

     If the balance in the spread account is reduced to zero and there has been a default under the policy or the policy has terminated in accordance with its terms, the trust will depend solely on current collections on the receivables to make payments of principal and interest on the notes. In addition, because the market value of motor vehicles generally declines with age and because of difficulties that may be encountered in enforcing motor vehicle contracts as described in the accompanying prospectus under "Certain Legal Aspects of the Receivables," the servicer may not recover the entire amount due on such receivables in the event of a repossession and resale of a financed vehicle securing a receivable in default. In such event, first, the class C noteholders, second, the class B noteholders and third, the class A noteholders may suffer a corresponding loss. Any such losses of the class A noteholders will be borne pro rata based upon the relative principal balances of the outstanding classes of class A notes. See " -- Payments on the Notes" above.

Default under the Indenture

     If one of the events of default under the indenture described in the accompanying prospectus occurs, either the insurer or in certain limited circumstances, the noteholders may declare an indenture default. The insurer will control the remedy for an indenture default, unless the insurer is in default under the policy or the policy has terminated in accordance with its terms, in which case the noteholders will control the remedy. The party who declares the indenture default may give notice and accelerate the payment of principal in respect of the notes, declaring the principal on the notes immediately due and payable. The rights and remedies of the insurer and the noteholders may include the right to direct the indenture trustee to liquidate the property of the trust. See "Risk Factors -- Noteholders Have a Limited Right to Declare Indenture Defaults or Remedies" in this prospectus supplement and "The Indenture -- Default under the Indenture" in the accompanying prospectus.

Rights of the Insurer upon Servicer Default, Amendment or Waiver

     Upon the occurrence of an event of default by the servicer under the trust and servicing agreement, the insurer, or the owner trustee upon the consent of the insurer, will be entitled to appoint a successor servicer. In addition to the events constituting a servicer default as described in the accompanying prospectus, the trust and servicing agreement will also permit the insurer to appoint a successor servicer and to redirect payments made under the receivables to the indenture trustee upon the occurrence of certain additional events involving a failure of performance by the servicer, a breach of certain financial covenants of the servicer or a material misrepresentation made by the servicer under the insurance and reimbursement agreement.

     The trust and servicing agreement cannot be amended or any provisions thereof waived without the consent of the insurer if such amendment or waiver would have a materially adverse effect upon the rights of the insurer.

                               THE SELLER AND UAC

     UAC currently acquires receivables from over 5,400 manufacturer franchised automobile dealerships in 40 states. UAC is an Indiana corporation, formed in December 1993 by UAC's predecessor, Union Federal Savings Bank of Indianapolis, to succeed to the predecessor's indirect automobile finance business, which the predecessor had operated since 1986. UAC began purchasing and originating receivables in April 1994. For the fiscal years ended June 30, 1997, 1998, 1999, and 2000, UAC acquired prime receivables aggregating $1.1 billion, $945 million, $1.4 billion and $1.4 billion, respectively. Receivable acquisitions were $489 million for the quarter ended December 31, 2000, compared to $576 million for the quarter ended September 30, 2000, a decrease of 15%, and $264 million for the quarter ended December 31,1999, an increase of 85% . Of the approximately $3.3 billion of receivables in the servicing portfolio of UAC (consisting of the principal balance of receivables held for sale and securitized receivables) at December 31, 2000, approximately 72.0% represented receivables on used cars and approximately 28.0% represented receivables on new cars. The seller is a wholly-owned bankruptcy remote subsidiary of UAC.

                                   THE INSURER

MBIA

     MBIA Insurance Corporation ("MBIA"), the insurer, is the principal operating subsidiary of MBIA Inc., a New York Stock Exchange listed company (the "Company"). The Company is not obligated to pay the debts of or claims against MBIA. MBIA is domiciled in the State of New York and licensed to do business in and subject to regulation under the laws of all 50 states, the District of Columbia, the Commonwealth of Puerto Rico, the Commonwealth of the Northern Mariana Islands, the Virgin Islands of the United States and the Territory of Guam. MBIA has two European branches, one in the Republic of France and the other in the Kingdom of Spain. New York has laws prescribing minimum capital requirements, limiting classes and concentrations of investments and requiring the approval of policy rates and forms. State laws also regulate the amount of both the aggregate and individual risks that may be insured, the payment of dividends by MBIA, changes in control and transactions among affiliates. Additionally, MBIA is required to maintain contingency reserves on its liabilities in certain amounts and for certain periods of time.

     MBIA does not accept any responsibility for the accuracy or completeness of this prospectus supplement or any information or disclosure contained in, or omitted from, this prospectus supplement, other than with respect to the accuracy of the information regarding the policy and MBIA set forth under the heading "The Insurer." Additionally, MBIA makes no representation regarding the notes or the advisability of investing in the notes.

     The   policy   issued  by  MBIA  as   insurer   is  not   covered   by  the
Property/Casualty Insurance Security Fund specified in Article 76 of the New York Insurance Law.

MBIA Financial Information

     The consolidated financial statements of MBIA, a wholly owned subsidiary of the Company, and its subsidiaries as of December 31, 1999 and December 31, 1998, and for each of the three years in the period ended December 31, 1999, prepared in accordance with generally accepted accounting principles ("GAAP"), included in the Annual Report on Form 10-K of the Company for the year ended December 31, 1999, and the consolidated financial statements of MBIA and its subsidiaries as of September 30, 2000, and for the nine month periods ended September 30, 2000, and September 30, 1999, included in the Quarterly Report on Form 10-Q of the Company for the period ended September 30, 2000, are hereby incorporated by reference into this prospectus supplement and shall be deemed to be a part of this prospectus supplement. Any statement contained in a document incorporated by reference in this prospectus supplement shall be modified or superseded for purposes of this prospectus supplement to the extent that a statement contained in this prospectus supplement or in any other subsequently filed document which also is incorporated by reference in this prospectus supplement modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus supplement.

     All financial statements of MBIA and its subsidiaries included in documents filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, subsequent to the date of this prospectus supplement and prior to the termination of the offering of the notes shall be deemed to be incorporated by reference into this prospectus supplement and to be a part of this prospectus supplement from the respective dates of filing such documents.

     The tables below present selected financial information of MBIA determined in accordance with statutory accounting practices prescribed or permitted by insurance regulatory authorities ("SAP") and GAAP:

                                                       SAP
                                ------------------------------------------------
                                December 31,                       September 30,
                                    1999                               2000
                                ------------                       -------------
                                 (Audited)                          (Unaudited)
                                                  (in millions)
     Admitted Assets                    $7,045                        $7,525
     Liabilities                         4,632                         5,101
     Capital and Surplus                 2,413                         2,424

                                                      GAAP
                                ------------------------------------------------
                                December 31,                       September 30,
                                    1999                                2000
                                ------------                       -------------
                                 (Audited)                          (Unaudited)
                                                  (in millions)
     Assets                             $7,446                        $8,124
     Liabilities                         3,218                         3,531
     Shareholder's Equity                4,228                         4,593


Where You Can Obtain Additional Information About MBIA

     Copies of the financial statements of MBIA incorporated by reference in this prospectus supplement and copies of MBIA's 1999 year-end audited financial statements prepared in accordance with SAP are available, without charge, from MBIA. The address of MBIA is 113 King Street, Armonk, New York 10504. The telephone number of MBIA is (914) 273-4545.

Financial Strength Ratings of MBIA

     Moody's Investors Service, Inc. rates the financial strength of MBIA "Aaa."

     Standard  &  Poor's  Ratings  Services,   a  division  of  The  McGraw-Hill
Companies, Inc. rates the financial strength of MBIA "AAA."

     Fitch Inc. rates the financial strength of MBIA "AAA."

     Each rating of MBIA should be evaluated independently. The ratings reflect the respective rating agency's current assessment of the creditworthiness of MBIA and its ability to pay claims on its policies of insurance. Any further explanation as to the significance of the above ratings may be obtained only from the applicable rating agency.

     The above ratings are not recommendations to buy, sell or hold the notes, and such ratings may be subject to revision or withdrawal at any time by the rating agencies. Any downward revision or withdrawal of any of the above ratings may have an adverse effect on the market price of the notes. MBIA does not guaranty the market price of the notes nor does it guaranty that the ratings on the notes will not be revised or withdrawn.

                             REPORTS TO NOTEHOLDERS

     Unless and until definitive notes are issued (which will occur only under the limited circumstances described in the accompanying prospectus), BNY Midwest Trust Company, as indenture trustee, will provide monthly and annual statements concerning the trust and the notes to Cede & Co., the nominee of The Depository Trust Company, as registered holder of the notes. Such statements will not constitute financial statements prepared in accordance with generally accepted accounting principles. A copy of the most recent monthly or annual statement concerning the trust and the notes may be obtained by contacting the servicer at Union Acceptance Corporation, 250 North Shadeland Avenue, Indianapolis, Indiana 46219 (telephone (317) 231-2717).

                         FEDERAL INCOME TAX CONSEQUENCES

General

     Set forth below is a summary of certain United States federal income tax considerations relevant to the beneficial owner of a class A note or a class B note that holds the note as a capital asset and, unless otherwise indicated below, is a U.S. Person (as defined in the accompanying prospectus). This summary does not address United States federal income tax considerations relevant to the beneficial owner of a class C note, nor does this summary address special tax rules which may apply to certain types of investors, and investors that hold notes as part of an integrated investment. This summary supplements the discussion contained in the accompanying prospectus under the heading "Federal Income Tax Consequences," and supersedes that discussion to the extent that the two discussions are not consistent. The authorities on which we based this discussion are subject to change or differing interpretations, and any such change or interpretation could apply retroactively. This discussion reflects the applicable provisions of the Internal Revenue Code of 1986, as amended (the "Code"), as well as regulations promulgated by the U.S. Department of Treasury. You should consult your own tax advisors in determining the federal, state, local and any other tax consequences of the purchase, ownership and disposition of the notes.

     Characterization of the Notes. There are no regulations, published rulings or judicial decisions addressing the characterization for federal income tax purposes of securities with terms that are substantially the same as those of the notes. A basic premise of United States federal income tax law is that the economic substance of a transaction generally will determine the federal income tax consequences of such transaction. The determination of whether the economic substance of a loan secured by an interest in property is instead a sale of a beneficial ownership interest in such property has been made by the Internal Revenue Service (the "IRS") and the courts on the basis of numerous factors designed to determine whether the trust has relinquished (and the investor has obtained) substantial incidents of ownership in such property. Among those factors, the primary factors examined are whether the investor has the opportunity to gain if the property increases in value, and has the risk of loss if the property decreases in value. Based on an assessment of these factors, in the opinion of Cadwalader, Wickersham & Taft, special tax counsel to the seller,
(i) the class A notes will be treated as indebtedness for federal income tax purposes and not as an ownership interest in the receivables or an equity interest in the trust and (ii) the class B notes may either be treated as indebtedness or as an equity interest in the trust for federal income tax purposes. See "Federal Income Tax Consequences" in the accompanying prospectus. Except as set forth below under "--Alternative Treatment of the Class B Notes," the remainder of this discussion assumes that the class B notes are debt for federal income tax purposes. Prospective investors should consult their own tax advisors as to the characterization of the class B notes.

     Classification of the Trust. In the opinion of Cadwalader, Wickersham & Taft, special tax counsel to the seller, the trust will not be treated as an association taxable as a corporation or a publicly traded partnership taxable as a corporation for federal income tax purposes, but rather will be disregarded as a separate entity and treated as a mere security device when there is a single beneficial owner of the trust, or will be treated as a domestic partnership when there are two or more beneficial owners of the trust, including the case if the class B notes (or the class C notes) are treated as equity interests in the trust.

Discount and Premium

     For federal income tax reporting purposes, it is anticipated that the notes will not be treated as having been issued with original issue discount. The prepayment assumption that will be used in determining the rate of accrual of original issue discount and of market discount and premium, if any, for federal income tax purposes will be based on the assumption that subsequent to the date of any determination the receivables will prepay at 1.60% ABS, and there will be no extensions of maturity for any receivable. However, no representation is made as to the rate, if any, at which the receivables will prepay.

     The IRS has issued regulations under Sections 1271 and 1275 of the Code generally addressing the treatment of debt instruments issued with original issue discount. The original issue discount regulations and Section 1272(a)(6) of the Code do not adequately address certain issues relevant to, or are not applicable to, securities such as the notes. Prospective purchasers of the notes are advised to consult with their tax advisors concerning the tax treatment of such notes.

         Certain classes of the notes may be treated for federal income tax purposes as having been issued at a premium. Whether any holder of such a class of notes will be treated as holding notes with amortizable bond premium will depend on such noteholder's purchase price and the payments remaining to be made on such note at the time of its acquisition by such noteholder. You should consult your own tax advisors regarding the possibility of making an election to amortize such premium on such classes of notes.

Gain or Loss on Disposition

     If you sell a note, you must recognize gain or loss equal to the difference between the amount realized from the sale and your adjusted basis in such note. The adjusted basis generally will equal your cost of such note, increased by any original issue discount or market discount included in your ordinary gross income with respect to the note and reduced (but not below zero) by any payments on the note previously received or accrued by you (other than qualified stated interest payments) and any amortizable premium. Similarly, when you receive a principal payment with respect to a note, you will recognize gain or loss equal to the difference between the amount of the payment and the allocable portion of your adjusted basis in the note. Such gain or loss will generally be a long-term capital gain (or ordinary income to the extent of any accrued market discount not previously included in income) or long-term capital loss if you held the note for more than one year.

Backup Withholding and Information Reporting

     Payments of interest and principal, as well as payments of proceeds from the sale of notes, may be subject to the "backup withholding tax" under Section 3406 of the Code at a rate of 31% if you fail to furnish to the trust certain information, including your taxpayer identification number, or otherwise fail to establish an exemption from such tax. Any amounts deducted and withheld from a payment should be allowed as a credit against your federal income tax. Furthermore, certain penalties may be imposed by the IRS on a recipient of payments that is required to supply information but that does not do so in the proper manner.

     We will report to noteholders and to the IRS for each calendar year the amount of any "reportable payments" during such year and the amount of tax withheld, if any, with respect to payments on the notes.

Withholding Regulations Effective January 1, 2001

     Final Treasury Department regulations make certain modifications to the withholding rules for investors who are Non-U.S. Persons (as defined in the accompanying prospectus) and the backup withholding and information reporting rules described above. The regulations attempt to unify certification requirements and modify reliance standards. Such regulations will generally be effective for payments made after December 31, 2000, subject to certain transition rules. A new series of withholding certificates must be used for all payments after that date and may be used currently. Non-U.S. Persons are urged to consult their tax advisors regarding the effect of these regulations. See "-- Alternative Treatment of the Class B Notes" below, concerning the possible application of withholding tax with respect to class B notes held by Non-U.S. Persons.

Alternative Treatment of the Class B Notes

     If the class B notes were treated as equity (partnership) interests rather than indebtedness, while the aggregate amount of income reportable by an investor should not differ over the life of the obligation, the timing and character of such income could differ significantly. It is possible that payments on the class B notes would be treated as "guaranteed payments" under the Code to the extent of the amount of interest and any discount accrued, and a return of capital as to any excess. To the extent payments are so characterized, a class B noteholder who is a U.S. Person would be subject to federal income tax in substantially the same manner, except for timing and income characterization differences, as if the class B notes were treated as debt.

     If a class B noteholder's ownership of a class B note were characterized as an equity interest but payments thereon were not treated as "guaranteed payments", it is unclear how its distributable share of partnership income would be calculated. In such event, a class B noteholder may be allocated a share of gross or net income of the partnership equal to the amount of interest and discount income that accrued on the class B notes for the applicable period. A class B noteholder would be subject to federal income taxes on such income even though it may not have received an equivalent amount of cash from the partnership, for example, because of defaults or delinquencies on the trust assets. The characterization of an item of income or loss (e.g., as dividends, as interest, as rental income or as capital gain or loss as opposed to ordinary income or loss) would usually be the same for the class B noteholder as it is for the partnership.

     It is not known whether any of the receivables were issued with original issue discount greater than a de minimis amount. If any of such trust assets were in fact issued at greater than de minimis discount or are otherwise treated as issued with original issue discount under the Treasury regulations, an amount of income will be imputed to the trust with respect to such trust assets. In general, aggregate amount of original issue discount imputed to the trust with respect to each such trust asset will be the excess of the "stated redemption price at maturity" of such asset over its original issue price. The trust would have to include original issue discount in income as interest over the term of the respective trust asset possessing original issue discount under a constant yield method. In general, original issue discount must be included in income in advance of the receipt of cash representing that income. As indicated above, if the class B notes were treated as equity, class B noteholders may be allocated items of income of the trust in the event that such class B noteholder's income is not treated as "guaranteed payments". Such allocated income would include any original issue discount determined to exist with respect to any of the trust assets. Each class B noteholder should consult its own tax adviser regarding the impact the original issue discount rules would have as applied to the trust and to such class B noteholders. Some receivables may not have been issued with original issue discount, but, rather, may have been issued with "unstated interest" as determined under Section 483 of the Code. In this event, such unstated interest will be treated in a manner similar to original issue discount.

     Moreover, the purchase price paid by the trust for receivables may be greater or less than the remaining principal balance of the receivables at the time of purchase. If so, such trust assets will have been acquired at a premium or discount, as the case may be. Accordingly, in a manner similar to original issue discount, if the class B notes were treated as equity, a class B noteholder may be allocated a portion of such market discount income or premium amortization in the event that such class B noteholder's income were not treated as "guaranteed payments". Each class B noteholder should consult its own tax adviser regarding the impact the market discount and premium rules would have as applied to the trust and to such class B noteholder.

     If the class B notes were treated as equity, a class B noteholder would not be able to deduct its share of losses on the trust assets (to the extent otherwise deductible under the Code) to the extent that such losses exceeded its adjusted basis in its partnership interest (i.e., the class B note). In addition, class B noteholders who are individuals or certain closely held corporations (and certain other taxpayers) would be subject to other limitations on losses or deductions including the at risk limitations, the passive loss rules, the limitation on the deduction of investment interest, the limitation on deduction of non-business bad debts, and the limitation on the deduction of certain miscellaneous itemized non-trade or business expenses to the extent they do not, in the aggregate, exceed two percent of the taxpayer's adjusted gross income. Such taxpayers should consult their tax advisor concerning the various limitations on losses that may be applicable to an investment in a class B note treated as equity.

     If the class B notes  were  treated  as  equity,  all or a  portion  of any taxable income allocated to a class B noteholder that is a pension, profit-sharing or employee benefit plan or other tax-exempt entity (including an individual retirement account) would constitute "unrelated business taxable income" which generally would be taxable to the holder under the Code.

     If the class B notes were treated as equity, a class B noteholder who is a Non-U.S. Person may be subject to withholding tax on its share of the income of the trust.

     In view of the foregoing treatment of individuals, certain closely held corporations, tax-exempt entities and Non-U.S. Persons, if the Class B Notes were treated as equity, the class B notes may not be a suitable investment for such persons, and such persons should consult their own tax advisors in this regard.

State and Local Taxation

     The discussion above does not address the tax consequences of purchase, ownership or disposition of the notes under any state or local tax law. In particular, in the event that a class B noteholder's interest were characterized as a partnership interest, such class B noteholder may be subject to state and local income tax with respect to the trust's activities. Investors should consult their own tax advisors regarding state and local tax consequences of the purchase, ownership and disposition of the notes.

                              ERISA CONSIDERATIONS

     Subject to the considerations set forth below and under "ERISA Considerations" in the accompanying prospectus, the class A notes may be purchased by an employee benefit plan or an individual retirement account subject to ERISA or Section 4975 of the Code or any federal, state or local law materially similar to the foregoing provisions of ERISA and the Code (a "Benefit Plan"). A fiduciary of a Benefit Plan must determine that the purchase of a note is consistent with its fiduciary duties under ERISA and does not result in a nonexempt prohibited transaction as defined in Section 406 of ERISA or Section 4975 of the Code or a materially similar characterization under any similar law.
Section 406 of ERISA prohibits parties in interest or disqualified persons ("Parties in Interest") with respect to a Benefit Plan from engaging in certain transactions (including loans) involving a Benefit Plan and its assets unless a statutory or administrative exemption applies to the transaction. Section 4975 of the Code imposes certain excise taxes (or, in some cases, a civil penalty may be assessed pursuant to Section 502(i) of ERISA) on Parties in Interest which engage in non-exempt prohibited transactions.

     The United States Department of Labor (the "DOL") has issued a regulation (29 CFR Section 2510.3-101) concerning the definition of what constitutes the assets of a Benefit Plan. This regulation provides that, as a general rule, the underlying assets and properties of corporations, partnerships, trusts and certain other entities in which a Benefit Plan purchases an "equity interest" will be deemed for purposes of ERISA to be assets of the investing Benefit Plan unless certain exceptions apply. This regulation defines an "equity interest" as any interest in an entity other than an instrument that is treated as indebtedness under applicable local law and which has no substantial equity features. Although the issue is not free from doubt, we believe that the class A notes should not be treated as "equity interests" for purposes of the regulation. Accordingly, the acquisition of the class A notes by benefit plan investors should not cause the assets of the trust to be treated as Benefit Plan assets for purposes of Title I of ERISA. However, the class A notes may not be purchased with the assets of a Benefit Plan if the seller, the servicer, the indenture trustee, the owner trustee or any of their affiliates:

     (1) has investment or administrative discretion with respect to such Benefit Plan assets;

     (2) has authority or responsibility to give, or regularly gives, investment advice with respect to such Benefit Plan assets, for a fee and pursuant to an agreement or understanding that such advice (a) will serve as a primary basis for investment decisions with respect to such Benefit Plan assets and (b) will be based on the particular investment needs for such Benefit Plan; or

     (3)  is an employer maintaining or contributing to such Benefit Plan.

     Certain affiliates of the trust or the servicer might be considered or might become Parties in Interest with respect to a Benefit Plan. In either case, the acquisition or holding of class A notes by or on behalf of such a Benefit Plan could be considered to give rise to an indirect prohibited transaction within the meaning of ERISA and the Code, unless it is subject to one or more exemptions such as one of the following Prohibited Transaction Class Exemptions ("PTCE"):

     o PTCE 84-14, which exempts certain transactions effected on behalf of a Benefit Plan by a "qualified professional asset manager,"

     o PTCE 90-1, which exempts certain transactions involving insurance company pooled separate accounts,

     o    PTCE  91-38,  which  exempts  certain   transactions   involving  bank
          collective investment funds,

     o PTCE 95-60, which exempts certain transactions involving insurance company general accounts, or

     o PTCE 96-23, which exempts certain transactions effected on behalf of a Benefit Plan by certain "in-house asset managers."

     The DOL has issued to each of the underwriters an Exemption (in the case of Banc of America Securities LLC, Prohibited Transaction Exemption 93-31 and in the case of Salomon Smith Barney, Prohibited Transaction Exemption 89-89), as discussed under "ERISA Considerations" in the accompanying prospectus. Recent amendments by the DOL to the Exemptions make them applicable in certain circumstances to the initial purchase, holding and subsequent resale of the notes by Benefit Plans. In addition to extending the Exemptions to the acquisition and holding of securities issued in the form of debt, the amendments alter some of the conditions that must be satisfied for the Exemptions to apply. In the case of securities backed by receivables from automobile sales, the Exemptions may apply to both senior and subordinated securities rated any of the four highest generic rating categories by S&P, Moody's or Fitch IBCA, Inc.

     Each purchaser or transferee of a class A note that is a Benefit Plan shall be deemed to have represented that the relevant conditions for exemptive relief under at least one of the foregoing exemptions (or other applicable exemption providing substantially similar relief) have been satisfied. A fiduciary of a Benefit Plan contemplating purchasing class A notes must make its own determination that, at the time of such purchase, the class A notes satisfy the general conditions for relief under any applicable exemption described above or in the accompanying prospectus.

     While the Exemptions may apply to subordinated securities such as the class B notes, Benefit Plan investors should consider the possibility that the class B notes may constitute equity in the trust for federal income tax purposes. In that case, income on the class B notes would be "unrelated business taxable income" which would be taxable income for otherwise tax-exempt investors, including Benefit Plans. See "Federal Income Tax Consequences--Alternative Treatment of the Class B Notes." Benefit Plan investors should consult with their advisors regarding the consequences of purchasing the class B notes.

     For additional information regarding treatment of the notes under ERISA, see "ERISA Considerations" in the accompanying prospectus.

                                  UNDERWRITING

     Under the terms and subject to the conditions set forth in the underwriting agreement for the sale of the notes, dated March 6, 2001, the seller has agreed to sell and each of the underwriters named below has severally agreed to purchase the principal amount of the class A notes and the class B notes set forth below its name below:

                                        Banc of America              Salomon
                                        Securities LLC           Smith Barney Inc.          Total
                                        --------------           -----------------          -----
Principal amount
   of class A-1 notes...............        $49,500,000              $49,500,000          $99,000,000
Principal amount
   of class A-2 notes...............        $70,500,000              $70,500,000         $141,000,000
Principal amount
   of class A-3 notes...............        $71,000,000              $71,000,000         $142,000,000
Principal amount
   of class A-4 notes...............        $75,135,000              $75,135,000         $150,270,000
Principal amount
   of class B notes.................        $17,500,000              $17,500,000          $35,000,000

     In the underwriting agreement, the underwriters have agreed, subject to the terms and conditions set forth therein, to purchase all of the class A and class B notes.

     The underwriters propose to offer part of the notes directly to you at the prices set forth on the cover page of this prospectus supplement and part to certain dealers at a price that represents a concession not in excess of 0.085% of the denominations of the class A-1 notes, 0.125% of the denominations of the class A-2 notes, 0.130% of the denominations of the class A-3 notes, 0.150% of the denominations of the class A-4 notes, or 0.200% of the denominations of the class B notes. The underwriters may allow and such dealers may reallow a concession not in excess of 0.070% of the denominations of the class A-1 notes, 0.100% of the denominations of the class A-2 notes, 0.105% of the denominations of the class A-3 notes, 0.120% of the denominations of the class A-4 notes, or 0.160% of the denominations of the class B notes.

     The seller and UAC have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended.

     The underwriters tell us that they intend to make a market in the class A and class B notes, as permitted by applicable laws and regulations. However, the underwriters are not obligated to make a market in the class A and class B notes and any such market-making may be discontinued at any time at the sole discretion of the underwriters. Accordingly, we give no assurances regarding the liquidity of, or trading markets for, the class A and class B notes.

     In connection with this offering, the underwriters may over-allot or effect transactions which stabilize or maintain the market price of the notes at a level above that which might otherwise prevail in the open market. Such stabilizing, if commenced, may be discontinued at any time.

     In the ordinary course of their businesses, the underwriters and their affiliates have engaged and may in the future engage in investment banking, commercial banking and other advisory or commercial relationships with the seller, UAC and their affiliates.

     We will receive proceeds of $568,917,825.57 from the sale of the class A notes and the class B notes, before deducting our net expenses estimated to be $555,000.

                                 LEGAL OPINIONS

     Certain legal matters relating to the notes will be passed upon for the seller and the trust by Barnes & Thornburg, Indianapolis, Indiana, and for the underwriters by Cadwalader, Wickersham & Taft. Certain federal income tax consequences with respect to the class A notes and the class B notes will be passed upon for the trust by Cadwalader, Wickersham & Taft.

                                     EXPERTS

     The consolidated balance sheets of MBIA Insurance Corporation and subsidiaries as of December 31, 1999, and December 31, 1998, and the related consolidated statements of income, changes in shareholder's equity, and cash flows for each of the three years in the period ended December 31, 1999, incorporated by reference in this prospectus supplement, have been incorporated into this prospectus supplement in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of that firm as experts in accounting and auditing.

                            INDEX OF PRINCIPAL TERMS

     We have listed below the terms used in this prospectus supplement and the pages where definitions of the terms can be found.

ABS......................................................................   S-21
Available Funds..........................................................   S-28
Benefit Plan.............................................................   S-43
Class A Monthly Interest.................................................   S-31
Class A-1 Monthly Interest...............................................   S-31
Class A-2 Monthly Interest...............................................   S-32
Class A-3 Monthly Interest...............................................   S-32
Class A-4 Monthly Interest...............................................   S-32
Class B Monthly Interest.................................................   S-33
Class C Monthly Interest.................................................   S-33
Code.....................................................................   S-39
Company..................................................................   S-37
DOL......................................................................   S-43
ERISA....................................................................    S-9
Funding Subsidiaries.....................................................    S-7
GAAP.....................................................................   S-38
Insured Monthly Principal................................................   S-31
IRS......................................................................   S-40
MBIA.....................................................................   S-37
Monthly Interest.........................................................   S-31
Monthly Principal........................................................   S-31
Parties in Interest......................................................   S-43
Principal Payment Sequence...............................................   S-33
PTCE.....................................................................   S-43
SAP......................................................................   S-38
UAC......................................................................    S-3

$567,270,000

UACSC 2001-A  OWNER TRUST

UAC Securitization Corporation,                                     [UACSC LOGO]
     as seller

Union Acceptance Corporation,
     as servicer

    $99,000,000 Class A-1 Automobile Receivable Backed Notes $141,000,000 Class A-2 Automobile Receivable Backed Notes $142,000,000 Class A-3 Automobile Receivable Backed Notes $150,270,000 Class A-4 Automobile Receivable Backed Notes
    $35,000,000    Class B Automobile Receivable Backed Notes

                           ---------------------------
                              Prospectus Supplement
                           ---------------------------


                         Banc of America Securities LLC

                              Salomon Smith Barney

                           ---------------------------

     You should rely only on the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus. We have not authorized anyone to provide you with different or additional information.

     We are not offering the notes in any state where the offer is not permitted.

     Dealers will deliver this prospectus supplement and prospectus when acting as underwriters of the notes with respect to their unsold allotments or subscriptions. In addition, all dealers selling the notes will deliver this prospectus supplement and prospectus through June 4, 2001.